As filed with the Securities and Exchange Commission on September 19, 2006
                                                      Registration No. 333-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                                 MedBioWeb Corp.
                 (Name of Small Business Issuer in Its Charter)

            Delaware                        7375                 76-0827064
(State or Other Jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
 Incorporation or Organization)  Classification Code Number) Identification No.)

                           6701 Democracy Blvd., # 300
                            Bethesda, Maryland 20817
                                 (301) 571-9331
          (Address and Telephone Number of Principal Executive Offices)

                            Alan W. Grofe, President
                                 MedBioWeb Corp.
                           6701 Democracy Blvd., # 300
                            Bethesda, Maryland 20817
                                 (301) 571-9331
            (Name, address and telephone number of agent for service)

                                   ----------

                                   Copies to:
                          H. Melville Hicks, Jr., Esq.
                          551 Fifth Avenue, Suite 1625
                            New York, New York 10176
                            Telephone: (212) 655-5944
                            Facsimile: (212) 655-5943

      Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective.

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

--------------------------------------------------------------------------------

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================

                                                         Proposed              Proposed
         Title of Each                                    Maximum               Maximum
      Class of Securities           Amount to be      Aggregate Offering   Aggregate Offering       Amount of
        To be Registered             Registered       Price Per Share (1)       Price (1)        Registration Fee
Common Stock, $.01 par value(2)   9,730,530 shares           -0-               $156,655              $16.77

Total Registration Fee            9,730,530 shares          _____              $156,655              $16.77

--------------------------------------------------------------------------------------------------------------------

(1) The shares included herein are being distributed to the stockholders of Healthnostics, Inc. No consideration will be received by Healthnostics, Inc. in consideration of such distribution. Consistent with Rule 457(f)(2), since there is no market for shares being distributed, the filing fee is based on the book value of the spun-off subsidiary's assets.

                           __________________________

      The registrant shall amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

      The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                                   Prospectus

                 Subject to Completion, Dated September 19, 2006

                                 MedBioWeb Corp.
                    9,730,530 Shares of Class A Common Stock

      This prospectus relates to the distribution by dividend (the "Distribution") to all of the stockholders of Healthnostics, Inc. ("Healthnostics") of up to 9,730,530 shares of MedBioWeb Corp. ("MedBioWeb" or the "Company") Class A Common Stock (the "Common Stock"). These shares are registered under the Securities Act of 1933, as amended (the "Act") or in the case of affiliates, are subject to qualification under Rule 144 of the Act. Neither Healthnostics, Inc., nor MedBioWeb Corp. are selling any shares of Class A Common Stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by MedBioWeb Corp.

      MedBioWeb is currently a wholly-owned subsidiary of Healthnostics, Inc., which is a non-reporting company listed on the Pink Sheets Over The Counter Market, trading under the symbol HNST. After the distribution, MedBioWeb will be an independent public company.

      Holders of Healthnostics common stock will receive one share of MedBioWeb Class A Common Stock for every Ten (10) shares of Healthnostics common stock that they hold. Holders of less than Ten (10) shares of Healthnostics common stock will receive one share of MedBioWeb Class A Common Stock.

      Following the Distribution, all 9,730,530 of the outstanding MedBioWeb Class A Common Stock will be held by Healthnostics shareholders, of which 2,098,050 shares will be held by affiliates consisting of the officers and directors. See "Principal Stockholders" on page 29.

      You may be required to pay income tax on the value of the shares of MedBioWeb Class A Common Stock received by you in connection with this distribution. Please refer to "Federal Income Tax Consequences of the Distribution" on page 34.

      Currently, no public market exists for MedBioWeb Class A Common Stock.

--------------------------------------------------------------------------------


THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

            See "Risk Factors" beginning on page 8 for risks described related to the Distribution.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

      This prospectus is not an offer to sell any securities other than the shares of Common Stock offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

      We have not authorized anyone, including any salesperson or broker, to give oral or written information about this offering, the Company, or the shares of Common Stock being registered hereby that is different from the information included in this Prospectus. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of this prospectus or any supplement to it.

                The date of this prospectus is ____________ __, 200_

                                TABLE OF CONTENTS

                                                                            Page

PROSPECTUS SUMMARY                                                             3
SUMMARY OF DISTRIBUTION                                                        4
SUMMARY OF UNAUDITED PROFORMA OPERATING INFORMATION                            7
RISK FACTORS                                                                   8
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS                             17
USE OF PROCEEDS                                                               17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                           18
OUR BUSINESS                                                                  23
MEDBIOWEB MANAGEMENT                                                          27
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                28
PRINCIPAL STOCKHOLDERS                                                        29
DESCRIPTION OF SECURITIES                                                     29
THE DISTRIBUTION                                                              31
RELATIONSHIP BETWEEN HEALTHNOSTICS AND MEDBIOWEB FOLLOWING
THE DISTRIBUTION                                                              34
LEGAL MATTERS                                                                 35
INTERESTS OF NAMED EXPERTS AND COUNSEL                                        35
WHERE YOU CAN FIND MORE INFORMATION                                           35
FINANCIAL STATEMENTS                                                         F-1
SELECTED HISTORICAL AND PRO-FORMA FINANCIAL INFORMATION                     F-16
PART II - INFORMATION NOT REQUIRED IN PROSPECTUS                            II-1

SIGNATURES                                                                  II-3

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this Prospectus and may not contain all of the information that concerns the shares being distributed. You are urged to read this Prospectus in its entirety, including the information under "Risk Factors" and our financial statements and related notes included elsewhere in this Prospectus.

                                   OUR COMPANY

      MedBioWeb Corp. ("MedBioWeb" or the "Company"), was incorporated in Delaware on April 28, 2006 as a wholly owned subsidiary of Healthnostics, Inc. ("Healthnostics"), a non-reporting public company listed on the Pink Sheets Over The Counter Market and trading under the symbol HNST. MedBioWeb, a development stage company, began operations after Healthnostics transferred ownership of its Medbioworld.com and Familymedicalnet.com portal websites (the "Websites") to MedBioWeb upon its incorporation. Medbioworld.com, a medical and bioscience resource and reference Internet portal, and FamilyMedicalNet.com, a consumer healthcare Internet portal comprise the Websites.

      MedBioWeb intends to continue to enhance, develop and market the business operations of the Websites. MedBioWeb will continue to be a development stage company following the distribution. MedBioWeb intends to expand its Websites reach and scope initially through increased marketing by new advertiser and sponsors ads and affiliates products to new and existing users of the Websites and later, after the Distribution, through the marketing and further sales of products from additional affiliates and acquired businesses. MedBioWeb may not be able to successfully integrate, market, or profitably manage its new Websites business operations or any of the newly acquired additional businesses.

      Prior to and after the Distribution, members of the Board of Directors of Healthnostics and MedBioWeb and management have had and will have a variety of conflicts of interest, as Michael J. Black, the Chairman of the Board and Chief Financial Officer of MedBioWeb, and Alan W. Grofe Director and President of MedBioWeb will each continue to serve in these same capacities in Healthnostics. In addition, following the Distribution, Mr. Black and Mr. Grofe will continue to own Healthnostics shares as well as MedBioWeb Class A Common Stock. Mr. Black and Mr. Grofe may be deemed to receive personal benefit as a result of the creation of MedBioWeb and the Distribution. This relationship could create, or appear to create, potential conflicts of interest when MedBioWeb's directors and management are faced with decisions that could have different implications for MedBioWeb and Healthnostics.

                        Why We Sent This Document To You

      You were sent this document because you were an owner of Healthnostics common stock on the record date. This entitles you to receive a distribution of one share of Class A Common Stock of MedBioWeb Corp. ("MedBioWeb Shares"), which is currently a wholly owned subsidiary of Healthnostics, for every Ten (10) Healthnostics shares you owned on that date. No action is required on your part to participate in the Distribution and you do not have to pay cash or other consideration to receive your MedBioWeb Shares.

      This document describes MedBioWeb's business, the relationship between Healthnostics and MedBioWeb, how this transaction benefits Healthnostics and its stockholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of the MedBioWeb Shares that you will receive in the Distribution. You should be aware of certain risks relating to the Distribution and MedBioWeb's businesses, which are described in this document beginning on page 8.

About Us

      MedBioWeb's principal office is located at 6701 Democracy Blvd., Suite 300, Bethesda, MD 20817. Our telephone number is (301) 571-9331. Our corporate website address is www.medbioweb.com.

                           Summary of the Distribution

----------------------------------------------------------------------------------------------------------------------
Distributing company                                        Healthnostics, Inc., a Delaware corporation, is a
                                                            non-reporting public company listed on the Pink Sheets
                                                            Over The Counter Market and trades under the symbol
                                                            HNST.  As used in this prospectus, the term
                                                            Healthnostics includes Healthnostics, Inc. and it's
                                                            wholly-owned subsidiary company, as of the Distribution
                                                            date, unless the context otherwise requires.
----------------------------------------------------------------------------------------------------------------------
Distributed company                                         MedBioWeb Corp. is a Delaware corporation.  As used in
                                                            this prospectus, the terms MedBioWeb, the Company, we,
                                                            our, us and similar terms means MedBioWeb Corp., as of
                                                            the Distribution date, unless the context otherwise
                                                            requires.
----------------------------------------------------------------------------------------------------------------------
MedBioWeb shares to be distributed                          Healthnostics will distribute to Healthnostics
                                                            stockholders an aggregate of 9,730,530 shares of Class A
                                                            Common Stock, par value $.01 per share, of MedBioWeb
                                                            shares.  Based on approximately 97,305,292 Healthnostics
                                                            shares outstanding on the record date, one MedBioWeb
                                                            Share will be distributed for approximately every Ten
                                                            (10) shares of Healthnostics common stock outstanding on
                                                            the Record Date.  MedBioWeb currently has 100 shares of
                                                            Class A Common Stock outstanding.  A 97,306-for-one
                                                            stock split will be accomplished by means of a stock
                                                            dividend and will be effectuated immediately prior to
                                                            the effective date of the Registration Statement.  The
                                                            MedBioWeb Shares to be distributed will constitute 100%
                                                            of the MedBioWeb Class A Common Shares outstanding after
                                                            the Distribution.  Immediately following the
                                                            Distribution of the MedBioWeb Shares, MedBioWeb will be
                                                            an independent public company.
----------------------------------------------------------------------------------------------------------------------
Record date                                                 If you own Healthnostics shares at the close of business
                                                            on _________ __, 2006 (the Record Date), then you will
                                                            receive MedBioWeb Shares in the Distribution. If you own
                                                            fewer than Ten (10) Healthnostics shares on the Record
                                                            Date, then you will receive one MedBioWeb Share.
----------------------------------------------------------------------------------------------------------------------
Distribution Date                                           We currently anticipate that the Distribution will occur
                                                            near the effective date of the registration statement.
                                                            If you are a record holder of Healthnostics stock,
                                                            instead of physical stock certificates you will receive
                                                            from MedBioWeb's transfer agent shortly after the
                                                            effective date of the registration statement a statement
                                                            of your book entry account for the MedBioWeb Shares
                                                            distributed to you.  If you are not a record holder of
                                                            Healthnostics stock because such shares are held on your
                                                            behalf by your stockbroker or other nominee, your
                                                            MedBioWeb Shares should be credited to your account with
                                                            your stockbroker or other nominee after the effective
                                                            date of the registration statement.  Following the
                                                            Distribution, you may request physical stock
                                                            certificates if you wish, and instructions for making
                                                            that request will be furnished with your account
                                                            statement.
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
Distribution                                                On the Distribution Date, the distribution agent
                                                            identified below will begin distributing statements of
                                                            your book entry account representing our Class A Common
                                                            Stock to you.  You will not be required to make any
                                                            payment or take any other action to receive your shares
                                                            of our Class A Common Stock.  The distributed shares of
                                                            our Class A Common Stock will be freely transferable
                                                            unless you are one of our affiliates or you are issued
                                                            shares in respect of restricted shares of Healthnostics
                                                            common stock.
----------------------------------------------------------------------------------------------------------------------
Distribution ratio                                          Healthnostics will distribute to Healthnostics
                                                            stockholders an aggregate of 9,730,530 shares of Class A
                                                            Common Stock of MedBioWeb, based on approximately
                                                            97,305,292 Healthnostics shares outstanding on the
                                                            record date.  Therefore, for every ten (10) shares of
                                                            Healthnostics common stock that you own of record on
                                                            _________ _, 2006, you will receive one share of
                                                            MedBioWeb Class A Common Stock.  The Distribution ratio
                                                            is subject to change depending upon the number of
                                                            outstanding shares of Healthnostics common stock on the
                                                            Record Date.  If you own fewer than Ten (10) shares of
                                                            Healthnostics common stock, you will receive one
                                                            MedBioWeb Share in the Distribution.  Healthnostics
                                                            shareholders are not receiving shares of MedBioWeb Class
                                                            A Common Stock on a one-for-one basis because
                                                            MedBioWeb's management has determined that a more modest
                                                            capital structure and fewer outstanding shares of common
                                                            stock would be more beneficial for stockholders.
----------------------------------------------------------------------------------------------------------------------
Distribution agent                                          Continental Stock Transfer & Trust Company.  Their
                                                            address is 17 Battery Place New York, NY  10004. Their
                                                            telephone number is (212) 509-4000.
----------------------------------------------------------------------------------------------------------------------
Transfer Agent and Registrar for the MedBioWeb Shares       Continental Stock Transfer & Trust Company. Their
                                                            address is 17 Battery Place New York, NY 10004. Their
                                                            telephone number is (212) 509-4000.
----------------------------------------------------------------------------------------------------------------------
Fractional shares of our common stock                       Healthnostics will not distribute any fractional shares
                                                            of MedBioWeb Class A Common Stock.  In lieu of
                                                            distributing a fraction of a share of our Class A Common
                                                            Stock to any Healthnostics stockholder, fractional
                                                            shares will be rounded up to the next higher whole
                                                            number of shares.
----------------------------------------------------------------------------------------------------------------------
Trading market                                              We anticipate that our Class A Common Stock will be
                                                            traded on the Over The Counter Bulletin Board under the
                                                            proposed symbol _____.  We expect that a market maker
                                                            will apply for quotation on the Over the Counter
                                                            Bulletin Board on our behalf prior to the Distribution.
                                                            No public trading market for our Class A Common Stock
                                                            currently exists.  However, a trading market for the
                                                            entitlement to receive shares of our Class A Common
                                                            Stock in the distribution, referred to as a when-issued
                                                            market, may develop on or after the record date for the
                                                            distribution.
----------------------------------------------------------------------------------------------------------------------
Dividend policy                                             MedBioWeb does not anticipate paying cash dividends in the foreseeable future. However, no formal action has been
                                                            taken with respect to future dividends, and the
                                                            declaration and payment of dividends by MedBioWeb will be
                                                            at the sole discretion of the boards of directors.
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
Risk factors                                                The distribution and ownership of our Class A Common
                                                            Stock involves various risks. You should read carefully
                                                            the factors discussed under Risk Factors beginning on
                                                            page 8. Several of the most significant risks of the
                                                            Distribution include:

                                                              o  The Distribution may cause the trading price of
                                                                 Healthnostics Common Stock to decline.

                                                              o  Substantial sales of MedBioWeb Shares may have an
                                                                 adverse impact on the trading price of the
                                                                 MedBioWeb Class A Common Stock.

                                                              o  There has not been a prior trading market for
                                                                 MedBioWeb Shares and a trading market for the
                                                                 MedBioWeb Shares may not develop.

                                                              o  The Distribution of MedBioWeb Shares may result in
                                                                 substantial tax liability.
----------------------------------------------------------------------------------------------------------------------
Federal income tax consequences                             Healthnostics and MedBioWeb do not intend for the
                                                            Distribution to be tax-free for U.S. federal income tax
                                                            purposes.  You may be required to pay income tax on the
                                                            value of your shares of MedBioWeb Class A Common Stock
                                                            received as a dividend.  We expect that the dividend
                                                            will be taxed as ordinary income to the extent of the
                                                            value of the shares you receive.  You are advised to
                                                            consult your own tax advisor as to the specific tax
                                                            consequences of the Distribution.
----------------------------------------------------------------------------------------------------------------------
Our relationship with Healthnostics after the               Effective on April 28, 2006, the date of our
distribution                                                incorporation, Healthnostics transferred the selected
                                                            assets, the Websites to MedBioWeb. The companies have
                                                            also agreed to arrange for the temporary continued
                                                            provision of certain services by each company to the
                                                            other, to make arrangements for the Distribution and to
                                                            define the ongoing relationships between Healthnostics
                                                            and MedBioWeb. The companies will provide certain
                                                            services to each other on a transitional basis. After
                                                            the Distribution, we anticipate that MedBioWeb's two
                                                            directors will continue as directors of Healthnostics.
                                                            After the Distribution, arrangements with Healthnostics
                                                            will not be deemed to be on an "arms-length" basis
                                                            because of the relationships between the boards of
                                                            directors and executive officers of MedBioWeb and
                                                            Healthnostics, but we will seek to establish terms and
                                                            conditions at least as favorable as those that could be
                                                            obtained from an independent third party.
----------------------------------------------------------------------------------------------------------------------
Board of Directors of MedBioWeb                             After the Distribution, MedBioWeb is expected to
                                                            continue to have an initial board of two directors.  The
                                                            initial directors will serve on an on-going basis until
                                                            such time as their respective successors have been
                                                            named.  Alan W. Grofe and Michael J. Black have been
                                                            identified to serve on the initial board.  Alan W. Grofe
                                                            and Michael J. Black expect to remain on Healthnostics'
                                                            board following the Distribution Date.
----------------------------------------------------------------------------------------------------------------------
Management of MedBioWeb                                     The current executive officers of Healthnostics will
                                                            serve as executive officers of MedBioWeb after the
                                                            Distribution.  Alan W. Grofe will continue to serve as
                                                            President of Healthnostics and President of MedBioWeb.
                                                            Michael J. Black will serve as Chairman of the Board and
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                                                            Chief Financial Officer of MedBioWeb. Neither Mr. Grofe
                                                            nor Mr. Black will provide services to MedBioWeb on a
                                                            full-time basis. Mr. Grofe's time commitment to
                                                            MedBioWeb will be limited until MedBioWeb's operations
                                                            expand whether by internal growth or through an
                                                            acquisition. Mr. Black will serve on an "as-needed"
                                                            basis.
----------------------------------------------------------------------------------------------------------------------
Conflicts of Interest                                       After the Distribution, Michael J. Black, the Chairman
                                                            of the Board and Chief Financial Officer of MedBioWeb
                                                            and Alan W. Grofe, President and Director of MedBioWeb
                                                            will each continue to serve in these same capacities
                                                            with Healthnostics.  Further, each will own both
                                                            Healthnostics and MedBioWeb Shares.  Mr. Grofe and Mr.
                                                            Black may be deemed to receive personal benefit as a
                                                            result of the creation of MedBioWeb and the
                                                            Distribution.  This relationship could create, or appear
                                                            to create, potential conflicts of interest when
                                                            MedBioWeb's directors and management are faced with
                                                            decisions that have different implications for MedBioWeb
                                                            and Healthnostics, such as potential business
                                                            acquisitions to be made by MedBioWeb or disputes arising
                                                            out of any agreements between the two companies.
                                                            MedBioWeb does not have any formal procedure in place for
                                                            resolving such conflicts of interest which may arise in
                                                            the future.
----------------------------------------------------------------------------------------------------------------------
Certain Anti-takeover Effects                               Some of the provisions of MedBioWeb's certificate of
                                                            incorporation and bylaws may have the effect of making
                                                            the acquisition of control of MedBioWeb in a transaction
                                                            not approved by MedBioWeb's board of directors more
                                                            difficult.
----------------------------------------------------------------------------------------------------------------------
Stockholder inquiries                                       Any persons having inquiries relating to the
                                                            distribution should contact the Shareholder Services
                                                            department of the distribution agent at (212) 509-4000
                                                            or MedBioWeb, in writing at MedBioWeb Corp. 6701
                                                            Democracy Blvd., Suite 300, Bethesda, MD  20817
                                                            Attention:  Investor Relations, or by email at
                                                            contact@medbioweb.com, or by telephone at (301) 571-9331.
----------------------------------------------------------------------------------------------------------------------

          Selected Unaudited Condensed Pro Forma Financial Information

      The selected financial information presented below is derived from 1) our audited financial statement for the period April 28, 2006 (inception) through June 30, 2006 and 2) from the internally prepared condensed financial information of Healthnostics, a non-reporting public company listed on the Pink Sheets Over the Counter Market for the years ended December 31, 2005 and 2004 respectively and for the period from January 1, 2006 through April 27, 2006. Such historical financial information does not represent actual historical results, but depicts prior performance of the Websites operations as-if the Websites had operated on a stand-alone basis. The historical financial information presented is based upon significant assumptions and allocations, among other things that may not represent actual results. The selected financial information should be read in conjunction with our financial statements, including notes thereto, appearing elsewhere in this prospectus. See "Financial Statements."

                Summary Unaudited Pro Forma Operating Information

                                                                                    Prior
                                  Prior                       Prior                Website        MedBioWeb
                            Website Operations          Website Operations        Operations         Corp.       Combined
                               Years Ended               Six Months Ended         Period from     Period from   Period from
                            ------------------          ------------------       -------------    -----------   -----------
                                                                                                   April 28
                                                                                                  (inception)    January 1
                                                                                January 1 thru       thru          thru
                                 December 31,               June 30,               April 28,       June 30,      June 30,
                          2004 (1)      2005 (1)     2005 (1)       2006 (2)        2006 (2)       2006 (3)       2006 (2)
                        ---------------------------------------------------------------------------------------------------
  Net revenues          $  13,211     $  91,594     $   6,473      $   8,843      $  4,810        $  4,033       $  8,843
  Loss from operations  $(117,812)    $(188,746)    $(133,370)     $(133,864)     $(61,844)       $(72,020)      $(133,864)
  Net loss              $(117,812)    $(188,746)    $(133,370)     $(133,864)     $(61,844)       $(72,020)      $(133,864)
  Net loss per common
  share
  Weighted average
  number of common
  shares Outstanding          100           100           100            100           100             100             100
                        ---------     ---------     ---------      ---------      --------        --------       ---------
  Basic
  Diluted                     N/A           N/A           N/A            N/A           N/A             N/A             N/A

                   Summary Condensed Balance Sheet Information

                                                       June 30, 2006 (3)
                                                       -----------------

              Working capital                            $  (68,324)
              Total assets                               $   152,959
              Total liabilities                          $    69,728
              Stockholders' equity                       $    83,231

(1) The comparative unaudited condensed pro forma financial information presented for 2004 and 2005 and for the six months ended June 30, 2005 for the Prior Website Operations are derived from the internally prepared unaudited financial statements of Healthnostics and from our audited financial statements for the period April 28, 2006 (inception) to June 30, 2006 are presented as if the Websites were operated on a stand-alone basis independent of other Healthnostics operations for both years.

(2) The unaudited summary condensed pro forma financial information presented for the six months ended June 30, 2006 is derived from the internally prepared unaudited financial statements of Healthnostics for the period January 1, 2006 to April 27, 2006 and from the audited financial statements of MedBioWeb for the period April 28, 2006 (inception) to June 30, 2006. The information is presented as if the Websites were operated on a stand-alone basis independent of other Healthnostics operations for the entire period.

(3) The summary condensed pro forma financial information presented for MedBioWeb for the period April 28, 2006 (inception) to June 30, 2006 is derived solely from the audited financial statements of MedBioWeb.

                                  RISK FACTORS

      You should carefully consider each of the following risk factors and all other information in this prospectus. The risks and uncertainties described below are not the only risks we face. These risks are the ones we consider to be significant and relate principally to the Distribution and to MedBioWeb's business. We might be wrong. There may be risks that you in particular view differently than we do, and there are other risks and uncertainties that are not presently known to us or that we currently deem immaterial, but that may in fact impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could be seriously harmed, the trading price of our Common Stock could decline significantly.

Risks Relating to Our Business

      o MedBioWeb is a Newly Incorporated Development Stage Company that recently commenced operations.

      Our Company, which was incorporated on April 28, 2006, is a newly incorporated company, and faces risks and difficulties frequently encountered in connection with the operation and development of a new and expanding business. Our Company has a limited operating history on which an evaluation of our business can be based. The likelihood of our Company's future success must be considered in light of such limited operating history, as well as the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business. There can be no assurance that our future revenues will ever be significant or that our operations will ever be profitable.

      o MedBioWeb will face many of the difficulties that companies in the early stage may face.

      As a result of the Company's limited operating history, the currently difficult economic conditions of the healthcare Internet information marketplace, it may be difficult for you to assess our growth and earnings potential. We believe that due primarily to the limited market exposure our Websites have had, there has not yet been developed, implemented and demonstrated a commercially viable business model from which to successfully operate any form of business that relies on the advertising, sponsorship, affiliate product sales and services that we intend to market and sell. Therefore, we have faced many of the difficulties that companies in the early stages of their development in new and evolving markets often face. These have included, among others:

            o Substantial delays and expenses related to testing and development of our Websites;

            o Marketing, affiliate product sales and ad serving problems encountered in connection with our new and existing Website services and technologies over the Internet;

            o     Competition from larger and more established companies;

            o     Delays in reaching our marketing and sales goals;

            o Difficulty recruiting qualified employees for management and other positions;

            o     Lack of sufficient customers, revenues and cash flow; and

            o     Limited financial resources

      We may continue to face these and other difficulties in the future, some of which may be beyond our control. If we are unable to successfully address these problems our future growth and earnings will be negatively affected.

      o MedBioWeb has no operating history as an independent public company and may be unable to operate profitably as a stand-alone company.

      Although Healthnostics, a non-reporting public company listed on the Pink Sheets Over The Counter Market and trading under the symbol HNST, has operated as a public company since January 2003, MedBioWeb does not have an operating history as an independent public company. Historically, since the businesses that comprise each of MedBioWeb and Healthnostics have been under one ultimate parent, they have been able to rely, to some degree, on the earnings, assets, and cash flow of each other for capital requirements. After the Distribution, MedBioWeb will be able to rely only on the Website businesses for such requirements. The MedBioWeb businesses have only recently commenced operations and have operated at a loss and, as an independent company, such losses may continue or increase. Additionally, MedBioWeb has relied on Healthnostics for various financial, administrative and managerial expertise in conducting its operations. Following the Distribution, MedBioWeb will maintain its own credit and banking relationships and perform its own financial and investor relations functions. MedBioWeb may not be able to successfully put in place the financial, administrative and managerial structure necessary to operate as an independent public company, and the development of such structure may require a significant amount of management's time and other resources.

      Our historical information has limited relevance to our results of operations as a separate company.

      The historical financial information we have included in this prospectus does not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone entity during the periods presented or what our results of operations, financial position and cash flows will be in the future. This is because the Websites were not accounted for, and we were not operated as, a single stand-alone business for the periods presented. For more information about the preparation of our financial statements and the historical financial information derived from the books and records of Healthnostics, see "Summary Pro Forma Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

      o     MedBioWeb has a Limited Operating History and Results.

      After MedBioWeb begins operating as an independent public company, there can be no assurance as to when or whether we will be able to achieve sustained and growing operating revenues. Or, if operating revenues are achieved, there can be no assurance they can be sustained. We expect to incur additional losses until sufficient Website revenues are achieved. Our limited operating history makes the prediction of our future operating results difficult or impossible to make. There can be no assurance that MedBioWeb's future revenues will ever be significant or that our operations will ever be profitable. For additional information please refer to our financial statements with notes that appear elsewhere in this Registration Statement.

      o MedBioWeb has received a going concern opinion from its Independent Registered Public Accounting Firm that describes the uncertainty regarding its ability to continue as a going concern.

      MedBioWeb has received a report from our independent registered public accounting firm for the period April 28, 2006 (inception) to June 30, 2006 containing an explanatory paragraph that describes the uncertainty regarding our ability to continue as a going concern due to our historical negative cash flow and because, as of the date of the auditor's opinion, we did not have access to sufficient committed capital to meet our projected operating needs for at least the next twelve (12) months.

      Our financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have not made any adjustments to our financial statements as a result of the going concern modification to the report of our independent registered public accounting firm. If we become unable to continue as a going concern, we could have to liquidate our assets, which means that we are likely to receive significantly less for those assets than the values at which such assets are carried on our financial statements. Any shortfall in the proceeds from the liquidation of our assets would directly reduce the amounts, if any, that holders of our common stock could receive in liquidation.

      Management's plans may not be successful or other unforeseeable actions may become necessary. Any inability to raise capital may require us to reduce the level of our operations. Such actions could have a material adverse effect on our business and operations and result in charges that could be material to our business and results of operations.

      o     We may have need for Future Financing.

      The Company's ability to satisfy its future capital requirements and implement its expansion plans will depend upon many factors, including the financial resources available to it, the expansion of the Company's sales and marketing efforts and the status of competition, if any. The Company believes that current and future available capital resources, including the net proceeds from the Websites transactions, will be sufficient to fund its operations at current levels for twelve (12) months. However, the exact amount of funds that the Company will require will depend upon many factors, and it is possible that the Company will require additional financing prior to such time. There can be no assurance that additional financing will be available to the Company on acceptable terms, or at all. If additional funds are raised by issuing equity securities, further dilution to the existing stockholders will result.

      In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of the MedBioWeb Shares. If adequate funds are not available, the Company may be required to delay, reduce or eliminate its programs or obtain funds through arrangements with partners or others that may require the Company to relinquish rights to certain of its products, technologies or other assets. Accordingly, the inability to obtain such financing could have a material adverse effect on the Company's business, financial condition and results of operations.

      o We may face technological changes and new competitive website development and business.

      The healthcare Internet information market is characterized by rapidly changing user trends and website interaction technology. We expect that existing and new competitors may introduce Internet websites that are directly or indirectly competitive with ours. These competitors may succeed in developing websites with services that have greater functionality or are less costly than our own Websites offerings and services. While we will continue to design, enhance and develop our existing Websites informational content and services, we can give no assurance that our market will accept our enhancements and developments.

      There are a variety of competing healthcare Internet service and delivery technologies currently under development, any one of which could achieve increased performance with lower operating and service costs than our Internet portal Websites.

      We believe the principal competitive factors in the healthcare Internet market are:

            o     breadth and quality of the Websites offerings

            o     access to proprietary informational sources and data

            o the proprietary nature of the methodologies and technical resources

            o difficulty in attracting and retaining a market-targeted professional and consumer website user-base

            o     website performance and quality

            o ease of navigation and breadth and depth of site and Internet search methodologies employed

            o     price and effectiveness of marketing and sales efforts

            o     long-term stability and reliability

            o     reputation

      Our future success will depend in a large part on our ability to keep pace with the healthcare Internet market and technology.

      o     Our success depends on protection of our intellectual property.

      The success and competitiveness of our Internet healthcare information Websites depend in part upon our ability to protect our current and future technology through a combination of patent, trademark, trade secret and unfair competition laws. At present, we do not own any patents, trademarks or copyrights on our Website software or service delivery products and are dependent largely upon trade secrets and the unfair competition laws.

      We enter into confidentiality and non-disclosure of intellectual property agreements with our employees, consultants and certain vendors, and generally control access to and distribution of our proprietary information. Notwithstanding these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar information independently.

      Policing unauthorized use of intellectual property is difficult. The laws of other countries may afford little or no effective protection of our software and Internet technology. We cannot assure you that the steps taken by us will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable. In addition, litigation may be necessary in the future; to enforce our intellectual property rights; to protect our trade secrets; and, to determine the validity and scope of the proprietary rights of others. Litigation may result in substantial costs and diversion of resources, either of which could have a material adverse effect on our business, results of operations and financial condition.

            o     Our future operating results are likely to fluctuate.

      Our quarterly and annual operating revenues, expenses and operating results may fluctuate due to a variety of factors, many of which are beyond our control, including:

            o the timing of orders from significant advertisers, sponsors or affiliates

            o the timing and introduction of new website services, features and other offerings by us or our competitors

            o delays in the testing and installation of new Websites or upgrades to the design and software installed on our existing Websites

            o variations in the mix of advertising, services and affiliates products sold by us or our competitors

            o     the timely payment of our invoices

            o possible decreases in average selling prices of our advertising, services or affiliates products in response to competitive pressures

            o market acceptance for new and enhanced versions of our Websites

            o     fluctuations in general economic conditions

      Due to all of the foregoing factors, we do not believe that period-to-period comparisons of our historical results of operations are indications of future performance. Furthermore, it is possible that in some future quarters our results of operations may fall below the expectation of securities analysts and investors. In such event, the price of our stock, when trading and listed, will likely be materially and adversely affected.

      o     We are and will continue to be dependant upon key personnel.

      We depend to a significant extent upon our Chairman and President, and we will depend upon new and additional senior management, technical, sales and marketing personnel. The competition for such personnel is intense. Our growth and future success will depend to a large extent on our ability to attract and retain highly qualified personnel. We do not have employment agreements with our Chairman and President. The loss of either our Chairman or President or the inability to hire or retain qualified personnel could have a material adverse effect upon our business and operating results. In addition, if we are unable to hire additional personnel as needed, we may not be able to adequately manage our operations or implement our plans for expansion growth. We may not be able to attract and retain the qualified personnel necessary for the development of our business.

      None of our personnel is covered by an employment contract and any officer or employee of our Company can terminate his or her relationship with us at any time. None of our employees are subject to non-competition agreements, which would survive termination of employment. We do not have "key person" insurance coverage for the loss of any of our employees. No employment contracts, benefit plans, life insurance including "key person" insurance are contemplated at this time.

      o     We do not have any employees and rely on outside consultants.

      Presently we do not have any employees. When the initial funds are received from any future financing we will have to hire technical, marketing and administrative personnel and retain independent contractors to develop website technology, market and sell our services and capabilities to our advertisers, sponsors and affiliates. There is no assurance that such personnel will be available or that we can hire or retain qualified personnel or independent contractors in which case our operations will be delayed.

      o Members of MedBioWeb's Board of Directors and Management may have conflicts of interest after the Distribution; MedBioWeb does not have any formal procedure for resolving conflicts in the future.

      After the Distribution, Michael J. Black, the Chairman of the Board and Chief Financial Officer of MedBioWeb and Alan W. Grofe, President and Director of MedBioWeb will each continue to serve in these same capacities with Healthnostics. Further, each will own both Healthnostics and MedBioWeb Shares. Mr. Grofe and Mr. Black may be deemed to receive personal benefit as a result of the creation of MedBioWeb and the Distribution. These relationships could create, or appear to create, potential conflicts of interest when MedBioWeb's directors and management are faced with decisions that have different implications for MedBioWeb and Healthnostics. Examples of these are potential business acquisitions to be made by MedBioWeb or disputes arising out of any agreements between the two companies. Furthermore, MedBioWeb does not have any formal procedure in place for resolving such conflicts of interest, which may arise following the Distribution.

      o We can give no assurances of a public trading market developing for MedBioWeb Shares.

      There is no current trading market for the MedBioWeb Shares, although a when-issued trading market may develop prior to completion of the Distribution. We anticipate that the MedBioWeb Shares will be listed on the Over The Counter Bulletin Board under the proposed symbol ____.

      MedBioWeb Shares may not be actively traded or the prices at which the MedBioWeb Shares will trade may be low. Some of the Healthnostics stockholders who receive MedBioWeb Shares may decide that they do not want shares in a new company and may sell their MedBioWeb Shares following the Distribution. This may delay the development of an orderly trading market in the MedBioWeb Shares for a period of time following the Distribution. Until the MedBioWeb Shares are fully distributed and an orderly market develops, the prices at which the MedBioWeb Shares trade may fluctuate significantly and may be lower than the price that would be expected for a fully distributed issue. Prices for MedBioWeb Shares will be determined in the marketplace and may be influenced by many factors, including; the depth and liquidity of the market for the shares; MedBioWeb's results of operations; what investors think of MedBioWeb, its operations, the markets it serves; changes in economic conditions in the healthcare industry; and, general economic and market conditions. Market fluctuations could have a material adverse impact on the trading price of the MedBioWeb Shares.

      There can be no assurance that an active public market will develop, or if developed, can be sustained. Investors may find it difficult to dispose of, or obtain accurate quotations as to the market price of our Common Stock, which may adversely affect the liquidity of the market for our Common Stock. (See "Our Common Stock may be subject to Penny Stock Rules", "Plan of Distribution" and "Regulation of Penny Stocks.")

      o     Our stock price will be volatile.

      In the event a market for MedBioWeb's Shares develops, the market for securities of Internet technology companies has been highly volatile. It is likely that the price of our common stock will fluctuate widely. Factors affecting the trading price of our common stock will include:

            o responses to quarter-to-quarter variations in operating results

            o announcements of technological innovations or new Internet-based offerings by us or our competitors

            o     failure to meet management's or securities analyst's estimates

            o     changes in financial estimates by securities analysts

            o conditions, trends or announcements in the healthcare and software industries

            o announcements of significant acquisitions, strategic alliances, joint ventures or capital commitments by us or our competitors

            o     additions or departures of key personnel

            o     sales of common stock

            o accounting pronouncements or changes in accounting rules that affect our financial statements

            o     other factors and events beyond our control

      In addition, the stock market in general, and the market for technology-related stocks in particular, has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

      Investors may be unable to resell their shares of our common stock at or above the offering price. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were the subject of securities class action litigation, it could result in substantial costs, a diversion of management's attention and resources and a material adverse effect on our business and financial condition.

Risks Relating to the Distribution

      o The Distribution of MedBioWeb Shares may result in substantial tax liability.

      You may be required to pay income tax on the value of your shares of MedBioWeb Class A Common Stock received as a dividend. We expect the dividend will be taxed as ordinary income to the extent of the value of the shares you receive. In addition, you may have to pay taxes on any shares that you receive as a result of the rounding up of fractional shares. You are advised to consult your own tax advisor as to the specific tax consequences of the Distribution.

      o The Distribution may cause the trading price of Healthnostics Common Stock to decline.

      Following the Distribution, Healthnostics expects that its common stock will continue to be listed and traded on the Pink Sheets under the symbol HNST. A trading market may not continue for the shares of Healthnostics common stock or even develop for the MedBioWeb Shares. As a result of the Distribution, the trading price of Healthnostics common stock immediately following the Distribution may be substantially lower than the trading price of Healthnostics common stock immediately prior to the Distribution.

      Further, the combined trading prices of Healthnostics common stock and the MedBioWeb Shares after the Distribution may be less than the trading price of Healthnostics common stock immediately prior to the Distribution.

      o Substantial sales of MedBioWeb shares may have an adverse impact on the trading price of the MedBioWeb Class A Common Stock.

      After the Distribution, some MedBioWeb's stockholders may decide that they do not want shares in a new company focused upon Internet based healthcare information technology, and may sell their MedBioWeb common stock following the Distribution.

      Based on the number of shares of Healthnostics common stock anticipated to be outstanding on the record date, Healthnostics will distribute to Healthnostics stockholders a total of approximately 9,730,530 MedBioWeb Shares. Under the United States federal securities laws, substantially all of these shares may be resold immediately in the public market, except for (1) MedBioWeb Shares held by affiliates of MedBioWeb or (2) shares which are issued in respect of restricted shares of Healthnostics common stock. MedBioWeb cannot predict whether stockholders will resell large numbers of MedBioWeb Shares in the public market following the Distribution or how quickly they may resell these MedBioWeb Shares. If MedBioWeb stockholders sell large numbers of MedBioWeb Shares over a short period of time, or if investors anticipate large sales of MedBioWeb Shares over a short period of time, this could adversely affect the trading price of the MedBioWeb Shares.

      o     Our Common Stock may be subject to Penny Stock Rules.

      Until such time as the market price of our Common Stock is sustained at a level of at least $5.00, it will be subject to the low-priced security or so-called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities. For any transaction involving a penny stock the rules requires, among other things, the delivery, prior to the transaction, of a disclosure schedule required by the Securities and Exchange Commission (the "Commission") relating to the penny stock market. The broker-dealer must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in the customer's account. Such rules may have the effect of reducing the level of trading activity in the secondary market for our Common stock and make it more difficult for investors to sell their shares. (See "The Distribution")

      o     We may acquire other companies, product lines or technology.

      We may pursue acquisitions that could provide new technologies, products or businesses. Future acquisitions may involve the use of significant amounts of cash, potentially dilutive issuances of equity securities, incurrence of debt or amortization of expenses related to goodwill and other intangible assets.

      In addition, acquisitions involve numerous risks, including:

            o Difficulties in the assimilation of the operations, technologies, products and personnel of the acquired company.

            o the diversion of management's attention from other business concerns

            o risks of entering markets in which we have no or limited prior experience

            o the potential loss of key employees of ours or of the acquired company

      We currently have no commitments with respect to any acquisition. In the event that such an acquisition does occur and we are unable to successfully integrate businesses, products, technologies or personnel that we acquire, our business, results of operations and financial condition could be materially adversely affected.

      o Any failure in the performance of our Internet portal Websites proprietary search technologies or those of our Internet-based advertisers, affiliates or sponsors could harm our business and reputation, which could materially adversely affect our revenues.

      Any system failure, whether caused by software failure, power interruptions, unauthorized intruders and hackers, or natural disasters that cause an interruption in our service or our ability, or that of our Internet-based vendors, to serve search results and track impressions, clicks, or deliver information and affiliates products could result in reduced impressions delivered, clicks, product deliveries and revenues. If we lose key technical personnel or we are unable to scale our system for tracking paid impressions, clicks or purchases, we may experience an interruption of our Internet listings revenues. A system failure that prevents us or our Internet-based vendors from tracking paid advertising impressions, clicks or purchases or reporting accurate information to our customer's online accounts could adversely affect our financial results and business reputation.

      The occurrence of a natural disaster or unanticipated problems at our principal headquarters or at a third-party facility could cause interruptions or delays in our business, loss of data or could render us unable to provide some services. An interruption in our ability or that of our Internet-based vendors to track paid impressions, clicks and purchases and provide customer support would materially and adversely affect our financial results.

      o We face growing competitive pressures in the healthcare Internet information industry, which could materially and adversely affect our financial results.

      We compete in a rapidly evolving industry, which presents many uncertainties that could require us to further refine our business model. Our success will depend on many factors, including our ability to:

            o profitably establish and expand our revenue producing offerings, both affiliates products and advertising and sponsor services,

            o compete with our competitors, most of whom have greater capital or technical resources than we do

            o expand and maintain our network of distribution relationships, thereby increasing the volume of clicks, impressions, sponsorships, product purchases from our listings and sales, and

            o attract and retain a large number of advertisers, sponsors and affiliates from healthcare and related industries.

      o Our business depends on Internet Service Providers ("ISPs"), and any failure or system downtime experienced by these companies could materially and adversely affect our revenues.

      Our users, partners and customers depend on ISPs, online service providers and other third parties for access to our Internet Portal Websites. These service providers have experienced significant outages in the past and could experience outages, delays and other operating difficulties in the future. The occurrence of any or all of these events could adversely affect our reputation, brand and business, which could have a material adverse effect on our financial results.

      o Our website business prospects depend on the continued growth in the use of the Internet; if such growth in usage were to subside or stop completely, our business could be materially and adversely impacted.

      Our website business is dependent upon continued growth in the use of the Internet as a medium for information search, product marketing and commercial transactions. Internet usage for these purposes may not grow at projected rates for various reasons, such as:

            o user inability or frustration in locating and accessing required information;

            o     actual or perceived lack of security of information;

            o limitations of the Internet infrastructure resulting in traffic congestion, reduced reliability or increased access costs;

            o     inconsistent quality of service,

            o     government regulation, such as tax or privacy laws, and

            o uncertainty regarding intellectual property ownership and rights on the Internet.

      If these or other factors negatively affect the growth in the commercial use of the Internet, our business could be harmed.

      o Privacy-related regulation of the Internet could limit the ways we currently collect and use personal information which could decrease our advertising, sponsorship and affiliate revenues or increase our costs.

      Internet user privacy has become an issue both in the United States and abroad. The Federal Trade Commission and government agencies in some states and countries have investigated some Internet companies, and lawsuits have been filed against some Internet companies, regarding their handling or use of personal information. Any laws imposed to protect the privacy of Internet users may affect the way in which we collect and use personal information. We could incur additional expenses if new laws or court decisions, in the United States or abroad, regarding the use of personal information are introduced or if any agency chooses to investigate our privacy practices.

      As is typical with most websites, our Website places information, known as cookies, on a user's hard drive, generally without the user's knowledge or consent. This technology enables website operators to target specific users with a particular advertisement and to limit the number of times a user is shown a particular advertisement or affiliates product. Although some Internet browsers allow users to modify their browser settings to remove cookies at any time or to prevent cookies from being stored on their hard drives, many consumers and professionals are not aware of this option or are not knowledgeable enough to use this option. Some privacy advocates and governmental bodies have suggested limiting or eliminating the use of cookies. If this technology is reduced or limited, the Internet may become less attractive to advertisers and sponsors, which could result in a decline in our revenues.

      We and some of our clients, partners or advertisers retain information about our users. If others were able to penetrate the network security of these user databases and access or misappropriate this information, we and our partners or advertisers could be subject to liability. These claims may result in litigation, our involvement in which, regardless of the outcome, could require us to expend significant time and financial resources.

      o New regulation of search engines may adversely affect the commercial use of our information search service and our financial results.

      The Federal Trade Commission, in response to a petition from a private organization, reviewed the way in which search engines disclose paid placement or paid inclusion practices to Internet users. In 2002, the FTC staff issued guidance on the matter in the form of letters to the petitioner and to members of the industry, including Healthnostics. The letters stated the staff's position on what disclosures are necessary to avoid misleading users about the possible effects of paid placement or paid inclusion listings on the search results. This guidance may differ from the existing practices of some in the industry, including our practices and those of some of our distribution partners. The FTC has not yet taken any enforcement action to date against us or any of our distribution partners. If the FTC were to require changes in the labeling or other disclosure of our listings, it may reduce the desirability of our services, and our business could be harmed.

      o New tax treatment of companies engaged in Internet commerce may adversely affect the commercial use of our Internet information and search services and our financial results.

           Tax authorities at the international, federal, state and local levels are currently reviewing the appropriate tax treatment of companies engaged in Internet commerce. New or revised state tax regulations may subject us or our advertisers, affiliates and sponsors to additional state sales, income and other taxes. We cannot predict the effect of current attempts to impose sales, income or other taxes on commerce over the Internet. New or revised taxes and, in particular, sales taxes, would likely increase the cost of doing business online and decrease the attractiveness of advertising and selling goods and services over the Internet. Any of these events could have an adverse effect on our business and results of operations.

      o Certain current stockholders own a large portion of our voting stock.

      Following the Distribution, our executive officers will own 2,098,050 shares of Class A Common Stock., This will allow the executive officers to significantly influence any vote in which shareholder approval is required. As a result, management will be able to substantially influence all matters requiring stockholder approval and thereby, our management and affairs. Matters that typically require stockholder approval include:

            o     Election of directors

            o     Merger or consolidation

            o     Amendments to the Certificate of Incorporation

            o     Sale of a substantial portion of assets

            o     Dissolution of the corporation

      This concentration of ownership may delay, deter or prevent acts that would result in a change of control, which in turn could reduce the market price of our common stock. o We do not expect to pay cash dividends.

      We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation and expansion of our business. Therefore, we do not expect to pay any cash dividends in the foreseeable future.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus, constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

      You can identify forward-looking statements by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or "continue" or the negative of those terms. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

      Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                 USE OF PROCEEDS

      MedBioWeb will receive no proceeds from the distribution of securities in this Distribution.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

Market for Common Stock

      There is currently no market for MedBioWeb's Class A Common Stock.

Holders

      Prior to the distribution, MedBioWeb was a wholly-owned subsidiary of Healthnostics. Immediately following the Distribution, we anticipate there will be approximately 4,900 holders of record of MedBioWeb Common Stock.

Dividend Policy

      We have never paid cash dividends on our Common Stock. We intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

General

      This discussion and analysis should be read in conjunction with our audited financial statement for the period April 28, 2006 (inception) to June 30, 2006, and accompanying notes included elsewhere in this prospectus, as well as the historical, unaudited condensed pro forma financial information of Healthnostics, a non-reporting public company listed on the Pink Sheets Over The Counter Market, and trading under the symbol HNST, in relation to its operation of the Websites from the years ended December 31, 2004 and 2005 and for the period from January 1, 2006 to April 27, 2006. This discussion includes forward-looking statements that involve risks and uncertainties. Operating results are not necessarily indicative of results that may occur in future periods. When used in this discussion, the words "believes", "anticipates", "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.

      Our business and results of operations are affected by a wide variety of factors, including those we discuss under the caption "Risk Factors" and elsewhere in this prospectus that could materially and adversely affect us and our actual results. As a result of these and other factors, we may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect our business, financial condition, operating results and stock price.

      Any forward-looking statements herein speak only as of the date hereof. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Introduction

      MedBioWeb Corp. was incorporated April 28, 2006 under the laws of the State of Delaware as a wholly-owned subsidiary of Healthnostics. Effective on our incorporation date, Healthnostics transferred ownership of its Medbioworld.com and Familymedicalnet.com websites (the "Websites") to MedBioWeb. Medbioworld.com, a medical and bioscience resource and reference Internet portal, along with FamilyMedicalNet.com, a consumer healthcare Internet portal comprise the Websites. After the Distribution, MedBioWeb will be an independent public company.

      MedBioWeb's financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and reflect; the results of our operations from April 28, 2006 (inception) to

June 30, 2006 results of operations, stockholders' equity and cash flows for the period April 28, 2006 (inception) to June 30, 2006 and on the unaudited pro forma results of the business transferred to MedBioWeb from Healthnostics, as if MedBioWeb had been in existence from January 1, 2004 through April 28, 2006 (inception); and, operating as a stand-alone company from January 1, 2004 through June 30, 2006. The financial information included in this registration statement, however, is not necessarily indicative of what MedBioWeb's results of operations or financial position would have been had it operated as an independent company during the periods presented, nor is it necessarily indicative of its future performance as an independent company.

      MedBioWeb began operating the Websites as a wholly-owned subsidiary on April 28, 2006 after these assets were transferred to MedBioWeb by Healthnostics. These business segments have historically been operated on a non-reporting basis by Healthnostics, which is a non-reporting public company trading on the Pink Sheets under the symbol HNST.

      Once MedBioWeb begins to operate the Websites on a stand alone basis, management is uncertain that sufficient cash to sustain its operations will be generated in the next twelve months, or beyond, by the revenue generated through this business segment. Therefore, it is management's intent to raise capital as soon as practical after the Distribution. MedBioWeb intends to use a significant portion of the proceeds from any financing arrangements on sales and marketing efforts and staff increases for this business segment. It is unclear whether such efforts will result in a reasonably successful operating business due to; Healthnostics previous limited revenue; MedBioWeb's lack of operating history; the current economic environment; and, more specifically, the uncertainty of the Internet healthcare market.

      Beginning on April 28, 2006, MedBioWeb began to earn revenue and incur direct expenses based upon the transfer of the Websites. Accounts receivable due and liabilities incurred prior to our inception remained with Healthnostics. MedBioWeb maintains a balance due to Healthnostics for advances made to or on behalf of MedBioWeb and will continue to until such time as MedBioweb raises sufficient capital or generates sufficient revenue to maintain its operations without support from Healthnostics.

      Healthnostics announced on August 29, 2006 its intention to distribute MedBioWeb's shares to its shareholders upon effectiveness of the required Securities and Exchange Commission filings, including this registration statement.

      After the Distribution, MedBioWeb will be a developing company providing health information and services to medical and bioscience institutions and professionals, and to healthcare consumers through its Internet Portal Services utilizing the Websites.

Results of Operations

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

      The results of operations for the six months ended June 30, 2006 as compared to the six months ended June 30 2005 as discussed below are presented on a pro forma basis as if MedBioWeb had operated on a stand-alone basis for the respective six month periods. The financial information presented for the six months ended June 30, 2006 is derived from MedBioWeb's audited financial statements for the period April 28, 2006 (inception) to June 30, 2006 and from the unaudited, internally prepared condensed financial information of Healthnostics for the period January 1, 2006 to April 27, 2006. The financial information for the six months ended June 30, 2005 is derived from the unaudited, internally prepared condensed financial information of Healthnostics for the period January 1, 2005 through June 30 2005.

      All revenues reported were derived from advertising and licensing arrangements for Medbioworld.com and Familymedicalnet.com. For the six months ended June 30, 2006, revenue increased by $2,369, to $8,843 as compared to $6,473 for the first six months ended June 30, 2005. The growth in revenues was from increased website traffic at Medbioworld.com.

      Cost of operations decreased by $1,373 to $88,924, as compared to $90,297 for the first six months of 2005 as a result of adding a full-time staff member dedicated to the Websites that was partially offset by decreased consulting costs during the period.

      General, selling and administrative expenses increased by $7,932 to $57,478 as compared to $49,546 for the first six months of 2005. Professional and accounting fee expenses and amortization of the Websites contributed to the increase.

      The net loss decreased by $494 to $133,864 in the first six months of 2006 from $133,370 compared with the first six months of 2005. The decreased loss is nominal and reflects overall consistent operating costs during this phase of the development period.

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

      The results of operations for the year ended December 31, 2005 as compared to the year ended December 31, 2004 as discussed below is presented on a pro forma basis as if MedBioWeb had been in existence for these years and operated on a stand-alone basis. The financial information presented is derived from the unaudited, internally prepared condensed financial information of Healthnostics for the years ended December 31, 2005 and 2004 respectively.

      All revenues reported were derived from advertising and licensing arrangements for our Websites. Revenue for the year ended December 31, 2005 increased by $78,383 to $91,594 as compared to $13,211 for the year ended December 31, 2004. The growth in revenues was due to the establishment of a licensing arrangement for our web search tools related to the distribution of copyrighted documents through our MedBioWorld web site.

      Cost of operations for the year ended December 31, 2005 was $188,157 as compared to $88,140 for the year ended December 31, 2004, an increase of $100,017. Cost of operations consisted of consulting and staff, installation, web site maintenance and development costs. Travel, installation costs and staff expansion contributed to the increase of $100,017.

      General, selling and administrative expenses for the year ended December 31, 2005 were $92,184 compared to $42,883 for the year ended December 31, 2004. The entire increase of $49,301 resulted from our hiring a new executive officer and increased selling costs related to establishing licensing and advertising agreements for our Websites.

      Losses from operations increased from $117,812 during 2004 to $188,746 during 2005. Losses were increased from costs incurred for expanded development, sales and executive staff costs.

                         Liquidity and Capital Resources

      To date, MedBioWeb's operating capital has been provided by its parent, Healthnostics, Inc., a non-reporting public company listed on the Pink Sheets Over The Counter Market under the symbol HNST. We will require additional financing to meet working capital needs and operating obligations on an ongoing basis for the foreseeable future.

      We intend to file a registration statement with the Securities and Exchange Commission to register shares of Class A Common Stock in a Direct Offering as soon as practical following the completion of the Distribution in order to generate capital necessary to sustain and enhance our operations. We have not yet determined the number of shares we intend to sell or the amount of capital that we will seek to raise. These will depend upon, among other things, obtaining a listing on the OTC Bulletin Board and establishing a market for our Class A Common Stock. Healthnostics will continue to provide capital on an interim basis until such time as MedBioWeb raises capital through a Direct Offering or a private debt or equity placement.

      MedBioWeb has no other significant sources of working capital or cash commitments. No assurance can be given that MedBioWeb will raise sufficient funds from any financing arrangement, or that MedBioWeb will ever produce sufficient revenues to sustain its operations, or that a market will develop for its Class A Common Stock on which our financing is dependent.

      Management believes that it will establish financing arrangements prior to the Distribution that will be sufficient to satisfy MedBioWeb's cash requirements for the next twelve months following the Distribution. If MedBioWeb is unable to obtain sufficient cash proceeds, management believes that MedBioWeb can limit its operations, defer payments to management and maintain its business at nominal levels until it can identify an alternative source of capital.

      Healthnostics transferred to MedBioWeb, assets at cost having an aggregate book value of $155,250. MedBioWeb believes the fair market value of these assets may be greater than the book value, but we have not undertaken an appraisal.

      MedBioWeb does not have employment agreements with its executive officers or key staff.

                               PLAN OF OPERATIONS

      Following the Distribution, we plan, over the next twelve months, to enhance our initial Internet Portal Services offering through the Websites; develop and implement our marketing, advertising and sales programs; and, expand our operations by hiring personnel for sales, marketing, product development and support. We plan to spend approximately $150,000 in research and development on our Websites and purchase approximately $30,000 of capital equipment. During this twelve month period, we plan to hire five employees - two technical, two marketing and one administrative, as well as engage independent contractors to augment our technical capabilities, as needed.

      We are consolidating our Internet Portal Services, MedBioWorld and FamilyMedicalNet, under a single third-party hosting service consisting of a Web Server and a Database Server. We are projecting that the consolidation will be completed prior to the end of the third quarter of 2006 and cost approximately $150,000. We will focus on generating the majority of our Internet Portal Services revenue through the purchase of products and services via our affiliated strategic partners, sponsors and the selling of on-line advertising. We have developed key-word, contextual and semantic-based search tools, which will allow us to generate additional revenue via targeted and matched advertising. We are beginning the process of selling sponsorships to medical and bioscience journals and pharmaceutical companies of specific pages, sections or events on our portals. We also have partnered with a digital content management company to add access through our sites to fee-based published journal papers, articles, subscriptions and news items.

Critical Accounting Policies

      The discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate these estimates, including those related to bad debts and intangible assets. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of certain assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

      We have identified below, the accounting policies, revenue recognition and intangible asset valuation, related to what we believe are most critical to our business operations and are discussed in Management's

Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results.

      The Company's revenue recognition policies are in compliance with American Institute of Certified Public Accountants Statements of Position 97-2, 98-4, and 98-9, Software Revenue Recognition.

      The Company generates advertising revenues through pay-per-click keyword advertising on its Internet Portals. When a user searches sponsored keywords, an advertiser's Website is displayed in a premium position and identified as a sponsored result to the search. Generally, the Company does not contract directly with advertisers, but rather, obtains those advertisers through the efforts of a third party that locate advertisers seeking to display sponsored links in our product. The third party is obligated to pay the Company a portion of the revenue it receives from advertisers, as compensation for the Company's sale of promotional space on its Internet properties. Amounts received from such third parties are reflected as revenue on the accompanying statement of operations in the period in which such advertising services were provided.

      Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may be impaired or have a finite useful life in accordance with the Company's early adoption of Statement of Financial Accounting Standards Number 142, "Goodwill and Other Intangible Assets." When required, and at a minimum annually, impairment losses on intangible assets are recognized based on the excess of the assets carrying amount and fair value of the intangible asset and are reported at the lower of carrying amount or fair value.

      In December 2004, the FASB issued Financial Accounting Standards No. 123 (revised 2004) (FAS 123R), "Share-Based Payment, " FAS 123R replaces FAS No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." FAS 123R requires compensation expense, measured as the fair value at the grant date, related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides service in exchange for the award. The Company intends to adopt FAS 123R using the "modified prospective" transition method as defined in FAS 123R. The adoption of FAS 123R did not have a material impact on the Company's financial position or results of operations.

      On December 16, 2004, FASB issued Financial Accounting Standards No. 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions ("FAS 153"). This statement amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under FAS 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. FAS 153 is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005. The adoption of FAS 153 did not have a material impact on the Company's financial position or results of operations.

      In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections." SFAS No. 154 replaces Accounting Principles Board ("APB") Opinion No. 20, "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements." SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable. APB No. 20 previously required that most voluntary changes in accounting principle be recognized by including the cumulative effect of changing to the new accounting principle in net income in the period of the change. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 did not have a material impact on the Company's financial position or results of operations.

      In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140." SFAS No. 155 resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interests in Securitized Financial Assets," and permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends SFAS

No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. The adoption of FAS 155 is not anticipated to have a material impact on the Company's financial position or results of operations.

      In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140." SFAS No. 156 requires an entity to recognize a servicing asset or liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract under a transfer of the servicer's financial assets that meets the requirements for sale accounting, a transfer of the servicer's financial assets to a qualified special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale or trading securities in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. Additionally, SFAS No. 156 requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, permits an entity to choose either the use of an amortization or fair value method for subsequent measurements, permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights and requires separate presentation of servicing assets and liabilities subsequently measured at fair value and additional disclosures for all separately recognized servicing assets and liabilities. SFAS No. 156 is effective for transactions entered into after the beginning of the first fiscal year that begins after September 15, 2006. The adoption of FAS 156 is not anticipated to have a material impact on the Company's financial position or results of operations.

OUR BUSINESS

General

      MedBioWeb Corp. ("MedBioWeb" or the "Company"), was incorporated in Delaware on April 28, 2006 as a wholly owned subsidiary of Healthnostics, Inc. ("Healthnostics"), a non-reporting public company listed on the Pink Sheets Over The Counter Market and trading under the symbol HNST. MedBioWeb began operating the Website assets transferred at cost, Medbioworld.com and Familymedicalnet.com, on April 28, 2006. MedBioWeb will remain a wholly-owned subsidiary of Healthnostics until this registration is declared effective by the Securities and Exchange Commission and the Distribution is completed.

      After the Distribution, MedBioWeb will be an independent public company, operating and enhancing the Websites. These form the basis of our going-forward operations and are the core components on which we are building our company. Our focus is to provide comprehensive access to in-depth and up-to-date healthcare, medical and bioscience information for our Internet users.

Our Strategy

      There are many types of transactions, information exchanges and other communications that occur between the various participants in the healthcare and bioscience industries that we serve, which include physicians, consumers/patients, pharmaceutical firms, dentists, hospitals, state and federal government agencies and others. We offer comprehensive information research services and resources to medical and bioscience industry participants through our Websites. These are designed to increase information exchange and communication among medical and bioscience industry participants; and through such offerings as e-newsletters, enable users to find the latest information concerning healthcare issues such as disease, condition or symptoms.

      We believe we are well positioned to provide physicians, medical and bioscience professionals and consumers with timely, accurate and comprehensive health and bioscience information. We provide Internet on-line services through FamilyMedicalNet, our primary public portal for consumers, and MedBioWorld, our public portal for physicians, medical and bioscience professionals. Our MedBioWorld portal for health and bioscience professionals had a monthly average of approximately 140,000 unique users, generated approximately 350,000 aggregate page views, and 2.5 million hits during the six months ended June 30, 2006.

      Our public portals generate revenue primarily through the sale of advertising, the sale of sponsorships and affiliate products. We do not charge user fees for access to our public portals. Unlike traditional media, our portals enable sponsors and affiliates to reach targeted audiences of clinically-active physicians, medical professionals such as nurses, bioscience researchers and health-involved consumers. Our targeted advertisers and sponsors are journal publishers, pharmaceutical, biotechnology and medical device companies and consumer healthcare products companies.

Internet Portal Services

      The Internet has become a major communications medium where millions of users obtain and share information and interact and conduct business on a real-time basis. According to industry sources, approximately 120 million American adults use the Internet on a monthly or more frequent basis, with an estimated 90 million users having accessed the Internet as an integral part of their every day routine. Despite its short history, studies show that users now devote more hours of the day to the Internet than to any other medium. Studies have shown that consumers rely on the Internet as a convenient, trusted source of healthcare information, decision-support and communication, and that their satisfaction with general health information on the Internet is greater than traditional sources, such as their neighborhood library and magazines, and second only to physicians.

      The Internet is changing the healthcare industry, as more physicians, bioscience researchers and consumers use it as an effective source for up-to-date healthcare information. Until recently, quality healthcare information was not easily accessible. Physicians and bioscience researchers relied on their peers, medical societies, printed journals and other publications, reference textbooks, conferences, pharmaceutical sales representatives and industry meetings to keep informed. Most consumers relied on their physicians, conversations with family and friends, their neighborhood library and magazines for their healthcare information.

      Now, consumers, physicians, medical professionals and bioscience researchers are able to easily access information online over the Internet. A Manhattan Research subscription study in early 2004 cites that approximately 63% of physicians read e-journals and approximately 46% complete online CME programs on at least a monthly basis. The Internet has transformed how consumers, physicians, medical and bioscience professionals find and utilize healthcare and resource information.

      Our Internet Portal Services offers a variety of online resources and services for medical and bioscience professionals, and consumers, including:

      o MedBioWorld, our portal for physicians and allied healthcare and bioscience professionals is located at www.medbioworld.com. At MedBioWorld, physicians and other medical and bioscience professionals have access to resources that include timely medical and bioscience news; extensive journal, association and database listings; professional conference coverage; continuing medical education activities; access to full-text medical journal articles; and drug and medical literature databases.

      o FamilyMedicalNet, our patient/consumer portal, is located at www.familymedicalnet.com. FamilyMedicalNet provides consumer access to health and wellness content and is built around the concept of consumers selecting access points to the best information on every possible health and medical subject from all over the Internet, including primary and secondary sources that are shown to be reliable and up-to-date.

      We reach a fairly large audience of medical professionals and research oriented bioscience professionals and, to a lesser degree, health-involved consumers through our portals. We pursue pharmaceutical, medical and bioscience journal publishers and other healthcare companies to assist us in developing innovative online channels of communication and resources for our audience, or specific portions of our audience. These companies are able to sponsor specific pages or sections of our portals, all of which can be clearly labeled as sourced from or sponsored by the specific sponsor. In addition, sponsors are able to reach specific demographic groups, condition-specific groups or specialty-specific groups through our portals. Performance of our affiliate's product purchases, sponsored programs, including the aggregate number of impressions and clicks, and visitors are tracked and reported to the affiliates, advertisers and sponsors on a regular basis. We also currently receive such reports from our affiliate strategic partners.

      o     MedBioWorld Health and Bioscience Portal

      MedBioWorld is designed to meet the information needs of medical and bioscience professionals and is organized by medical specialty and bioscience field area, such as hematology-oncology, cardiology, and genetics, biotechnology, respectively, to make it easier for visitors to access the information most relevant to them. The site has links to 8,700 journals and 7,250 associations within 80 medical and bioscience specialties; 3,100 medical and bioscience databases; and links to over 2,000 bioscience companies. Other research and reference tools available to the professional visitor include dictionaries and glossaries, contextual search engines with results clustering, medical journal full-text articles and abstracts, disease databases, clinical trials, medical guidelines and education and training resources.

      We also have areas by profession or interest area, including various listings for nurses, pharmacists, medical students, users interested in medical policy and practice management issues, and visitors with a particular interest in technology and medicine. Our extensive and easy-to-use search capabilities and e-newsletter assists medical and bioscience professionals to stay informed of medical advances and obtaining fast, accurate answers to medical questions online. There are currently no membership or subscription fees and no general usage charges for the site, however, we do plan on charging subscription fees for some premium content and services should our search-based advertising, affiliate product sales and sponsorship model not meet expectations.

      o     FamilyMedicalNet Health Consumer Portal

      Consumer interest in convenient and reliable sources of general information on health and wellness topics continues to grow. In addition, consumers increasingly seek to educate themselves about available treatment options for specific health conditions or injuries. We believe that these trends are likely to continue, as consumers are asked to bear an increasingly large share of their healthcare expenditures due to changes in the design of the medical plans and prescription drug plans being offered by payers and employers. The Internet allows us to offer consumers and/or patients the resources they are looking for, with immediate access to searchable information and dynamic interactive content.

      Prior to launching FamilyMedicalNet, a detailed study was undertaken to examine the nature of the content available at the major consumer health portals. Particular attention was paid to site similarities and differences and site strengths and weaknesses. The overriding conclusion from our research was that there was extensive, but not always authoritative coverage of well-known health conditions and popular issues. There was little assistance available to steer the consumer/patient to more information-reliable major medical organizations, government health and medical information sources, associations, publications, and databases.

      As a consequence, our FamilyMedicalNet site was planned around the concept of selecting access points to the best information on every possible health and medical subject from all over the Internet, including primary and secondary sources that we believe to be reliable and up-to-date. The greatest focus, however, is on information from federal government health and medical databases.

      To assure that visitors are only exposed to reliable information, a proprietary search engine was created. It draws only from the thousands of databases compiled by every federal government agency involved in medicine and health -- not just the National Institutes of Health and the Centers for Disease control and Prevention, but from more than 200 agencies, offices, centers, divisions, and departments across the Federal government.

      FamilyMedicalNet.com is intended for all ages and stages of life. It is organized by Focus Groups and Health Issues, giving immediate access to the information of interest to the visitor. The portal provides access to health and wellness news and information, support communities, interactive tools and opportunities to purchase health-related products and services. The search engine, in particular, will bring up sources from government databases that are easy to understand, and are complete and up-to-date. There are no membership or subscription fees and no general usage charges for the site; however, we are investigating charge usage or subscription fees for some planned premium content and services.

      o     Sales and Marketing

      Key personnel will represent MedBioWorld and FamilyMedicalNet to pharmaceutical companies, content digital rights, medical and bioscience journal publishers and other medical, bioscience and consumer companies.

These individuals work closely with clients and potential clients to develop innovative means of using our Internet portal Websites to bring their companies, and their products and services, to the attention of target groups of medical and bioscience professionals, and consumers and to create channels of communication with these audiences.

      We plan to attract traffic and new visitors to MedBioWorld and FamilyMedicalNet through a variety of methods, including online and offline media campaigns, advertising on other Internet sites and in medical journals, pharmaceutical and other healthcare publications, and other targeted publications. We also will promote MedBioWorld and FamilyMedicalNet at industry conferences, trade shows and medical meetings and by using direct mail, funding permitting.

      o     Revenue Generation

      We generate the majority of our Internet Portal Services revenue by selling advertising on our portals, and the purchase of products and services through our affiliated strategic partners and through sponsorships. We have developed semantic-based search tools which will allow us to generate additional revenue via matched advertising, and are beginning the process of selling sponsorships to medical and bioscience journals and pharmaceutical companies of specific pages, sections or events on our Internet portals, as described above. We also have partnered with a digital content management company to add access through our sites to fee-based published journal papers, articles and news items.

Competition

      The markets for healthcare information services and technology solutions are intensely competitive, continually evolving and, in some cases, subject to rapid technological change. We have many competitors, including:

      o     healthcare information system vendors and support providers:

      o     large information technology consulting service providers;

      o online services, portals or Web sites targeted to the healthcare industry, healthcare consumers and/or physicians generally, including both commercial sites and not-for-profit sites;

      o publishers and distributors of traditional offline media, including those targeted to healthcare professionals, many of which have established or may establish their own Web sites or partner with other Web sites;

      o general purpose consumer online services and portals and other high-traffic Web sites that provide access to healthcare-related content and services;

      o public sector and non-profit Web sites that provide healthcare information without advertising or commercial sponsorships; and,

      o vendors of health care information, products and services distributed through other means, including direct sales, mail and fax messaging.

      As the market for our Internet Portal Services develops, additional competitors may enter the market and, therefore, competition against our offerings may intensify. MedBioWorld and FamilyMedicalNet face competition both in attracting visitor traffic and in generating revenue from advertising, affiliate purchases, sponsors and other services. We compete with numerous companies and organizations for the attention of medical and bioscience professionals and consumers, including traditional offline media such as network and cable television, medical and bioscience print journals, and conference and continuing medical education programs. We also face significant competition from online information resources. There are many healthcare-related Web sites on the Internet. In addition, there are many companies that provide non-Internet based marketing and advertising services to the healthcare industry. These competitors include advertising agencies, consulting firms, marketing and communications companies and contract sales and marketing organizations. In addition, to the extent that we are successful in increasing revenue from our Internet portals, competition for our portals audience and the potential sources of revenue are likely to increase.

Government Regulation

      The healthcare industry is highly regulated and is subject to changing political, regulatory and other influences. These factors affect the operations of health care companies and organizations as well as the behavior and attitudes of medical and bioscience professionals and consumers. Federal and state legislatures and agencies periodically consider programs to reform or revise the United States healthcare system. These programs may contain proposals to increase governmental involvement in healthcare, or otherwise change the environment in which healthcare industry participants operate. We are unable to predict future proposals with any certainty or to predict the effect they would have on our businesses.

      Existing laws and regulations could also create liability, cause us to incur additional cost and restrict our operations. Many healthcare laws are complex, applied broadly and subject to interpretation by courts and other governmental authorities. In addition, many existing healthcare laws and regulations, when enacted, did not anticipate the healthcare information services and technology solutions that we provide. However, these laws and regulations may nonetheless be applied to our products and services. Our failure, or the failure of our business partners, to accurately anticipate the application of these healthcare laws and regulations, or other failure to comply, could create liability for us, result in adverse publicity and negatively affect our businesses.

Employees

      We do not have any employees at this time. Upon completion of the Distribution, we plan to hire five employees - two technical, two marketing and one administrative, as well as engage independent contractors on an "as-needed" basis in addition to our executive management.


Property

      Intellectual Property

      Like many technology and internet software and service companies, we do not hold patents and we rely on a combination of proprietary processes, intellectual property developed in-house, trade secret laws and contractual restraints to protect our business. Our policy will be to vigorously protect each element of proprietary knowledge whether it is a process developed by us, a specific software product, Internet portal, or license agreement. Additionally, key employees, independent contractors and appropriate suppliers will be required to sign non-disclosure and trade and technical secrecy agreements.

      Facilities

      Our principal address is with an outside services provider at 6701 Democracy Blvd., Suite 300, Bethesda, MD 20817 at a nominal cost to us which we plan to maintain on a month-to-month basis for the foreseeable future.

MANAGEMENT

Directors and Executive Officers

      MedBioWeb initially intends to have a board of directors that will consist of two directors. The following table sets forth certain information with respect to each executive officer and director of MedBioWeb following the
Distribution:

Name                        Age            Position
----                        ---            --------
Michael J. Black            53             Chairman, Chief Financial Officer and
                                           Secretary, Treasurer

Alan W. Grofe               62             President and Director

      Michael J. Black is MedBioWeb's Chairman of the Board, Secretary, Treasurer and Chief Financial Officer. He has been Healthnostics' Chairman, Treasurer and a director since its inception, and Secretary since November 1, 2004. He began serving as Chairman on January 1, 2001. From September 16, 1994 through October 8, 2000 he held various executive positions in Integrated Healthcare Systems, Inc. and H-Quotient, Inc., (successor by merger to Integrated Healthcare Systems, Inc.) including Secretary, Treasurer and Chief Financial Officer from September 16, 1994 through October 8, 2000, Chairman and Chief Executive Officer from January 6, 1996 through November 15, 1999 and President from January 6, 1996 through April 15, 1996. From January 1991 through September 1994, he worked with Asset Growth Partners, Inc., a boutique investment bank, specializing in mergers and acquisitions, equity and debt financing and strategic advice, focusing primarily on technology companies. From 1989 to 1991, he served as Vice President and founder of The Account Data Group, a LAN integration company until the company was sold in April 1989 to NMI. He holds a B.S. in Management and Accounting from the University of Maryland
(1994).

      Alan W. Grofe is MedBioWeb's President and a Director. He has been Healthnostics' President and a Director, since November 1, 2004 and has more than 25 years of in-depth experience as a senior executive in both public and private corporations in the healthcare and information technology industries. He brings critical strategic, entrepreneurial, general management and sales and marketing process leadership to Healthnostics. Previously, he served as President and CEO of MedNets, Inc., an Internet medical information directory and knowledge provider for healthcare professionals and the general public. Prior to this position, he was a founder, and President and COO of H-Quotient, Inc. where he directed product development and support, sales and marketing.

      He also served in various executive-level positions including President and CEO of MarketLink, Inc., a direct marketing software company; President of CCS, Inc., a direct marketing IBM-based service bureau; and, as Vice President and Chief Operating Officer of Warren & Lewis, a venture capital firm. Prior to that time, he was General Manager of the Federal Computer Conferences for Information Development Corporation, a series of major computer industry trade shows, and Director of Federal Systems Operations for Motorola Computer Systems.

Executive Compensation

      No officers or directors of MedBioWeb have received any compensation for services to MedBioWeb.

Executive Employment Agreements

      There are no employment agreements with any of our key executives or directors. Mr. Black and Mr. Grofe are expected to devote such time and attention as deemed necessary to our business.

Options and Warrants

      At the present time we do not have any outstanding options. Our board of directors may, in the future, decide to issue warrants and or options to key employees, consultants or for financing purposes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Michael J. Black beneficially owns 12,230,500 shares of Healthnostics common stock. As an affiliate, Mr. Black would receive upon completion of the Distribution, 1,223,050 shares of our Class A Common Stock that would be restricted under Rule 144 of the Securities Act of 1933.

      Alan W. Grofe beneficially owns 8,750,000 shares of Healthnostics common stock. As an affiliate, Mr. Grofe would receive upon completion of the Distribution, 875,000 shares of our Class A Common Stock that would be restricted under Rule 144 of the Securities Act of 1933.

PRINCIPAL STOCKHOLDERS

      The following table sets forth, as of the date of this Prospectus, information with respect to the beneficial ownership of our common stock by (1) persons known by us to beneficially own more than five percent of the outstanding shares, (2) the directors, (3) each executive officer and (4) all directors and executive officers as a group.

                                               Common Stock                        Common Stock
                                               Beneficially                        Beneficially
                                               Owned Before       Percentage        Owned After       Percentage
         Name             Title of Class       Distribution       Ownership        Distribution       Ownership
------------------------ ------------------ ------------------- --------------- ------------------- --------------
                         Class A Common
Michael J. Black         Stock                            0            0%           1,223,050              10.2%
                         Class B Common
                         Stock                            0            0%                       0             0%
                         Preferred Stock                  0            0%                       0             0%

                         Class A Common
Alan W. Grofe            Stock                            0            0%             875,000               7.3%
                         Class B Common
                         Stock                            0            0%                       0             0%
                         Preferred Stock                  0            0%                       0             0%

All directors and
executive officers
as a group               Class A Common
(2 persons)              Stock                            0            0%           2,098,050              17.5%
                         Class B Common
                         Stock                            0            0%                       0             0%
                         Preferred Stock                  0            0%                       0             0%



                            DESCRIPTION OF SECURITIES

      We are authorized to issue up to 250,000,000 shares of common stock par value $.01 per share, 25,000,000 shares of Class B Common Stock, par value $.01 per share and 10,000,000 shares of Preferred Stock, par value $.01 per share. Upon completion of the Distribution, the number of Class A Common Shares will be increased by the number of common shares distributed through this Distribution. The following description of MedBioWeb's capital stock is based upon, and is qualified in its entirety by reference to, our certificate of incorporation and by-laws.

Class A Common Stock

      Each holder of our Class A Common Stock is entitled to one vote for each share held of record. Holders of our Class A Common Stock have no preemptive, subscription, conversion, or redemption rights. Upon liquidation, dissolution or winding-up, the holders of Class A Common Stock are entitled to receive our net assets pro rata. Each holder of Class A Common Stock is entitled to receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. We have not paid any dividends on our Class A Common Stock and do not contemplate doing so in the foreseeable future. We anticipate that any earnings generated from operations will be used to finance our growth. As of the date of this Prospectus, there is one record holder of Class A Common Stock for which there are 100 shares of Class A Common Stock outstanding. There will be approximately 9,730,530 outstanding MedBioWeb Shares immediately following the Healthnostics Distribution.

Class B Common Stock

      Each holder of Class B Common Stock has voting rights equal to 100 shares of Class A Common Stock. Holders of Class B Common Stock are entitled to receive dividends in the same proportion as the Class B Common Stock conversion and voting rights have to Class A Common Stock. There are 25,000,000 shares authorized; and -0- shares issued and outstanding as of the date of this Prospectus. A holder of Class B Common Stock has the right to convert each share of Class B Common Stock into one share of Class A Common Stock. Upon our liquidation, dissolution, or winding-up, holders of Class B Common Stock will be entitled to receive distributions.

Preferred Stock

      MedBioWeb's certificate of incorporation authorized the issuance of 10,000,000 shares of Preferred Stock, par value $.01 per share. MedBioWeb has not issued any shares of Preferred Stock.

      Under the terms of our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

      The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock provides desirable flexibility in connection with possible acquisitions and other corporate purposes.

Transfer Agent

      Continental Stock Transfer and Trust Company, 17 Battery Place, New York, NY 10004, (212) 509-4000 is the transfer agent for the shares of Class A Common Stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

      In general, under Rule 144 as currently in effect, and provided there is adequate public information concerning our company, any person (or persons whose shares are aggregated) who has beneficially owned shares for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

      o   1% of the then outstanding shares of common stock; or

      o the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the filing of notice on Form 144 or, if no notice is required, during the four calendar weeks immediately preceding the sale, provided that such shares are traded on a national securities exchange and/or reported through an automated quotation systems of a registered securities association and that the seller complies with manner of sale provisions and notice requirements.

      A person who is not an affiliate, has not been an affiliate within three months before the sale and has beneficially owned the restricted securities for at least two years is entitled to sell the restricted shares under Rule 144 without regard to any of the volume limitations described above.

      On the other hand, restricted securities held by an affiliate for two years or more continue to be subject to the volume limitations described above until the expiration of three months from the date such person ceased to be an affiliate.

                                THE DISTRIBUTION

Introduction

      On ___, 2006, Healthnostics' board of directors declared a distribution payable to the holders of record of outstanding Healthnostics common stock effective at the close of business as of the date of this Prospectus. A record date has been set for ______, __ 2006 (the "Record Date"). Healthnostics will distribute to Healthnostics stockholders an aggregate of approximately 9,730,530 MedBioWeb Shares. Accordingly, the Distribution will consist of one MedBioWeb Share for approximately every Ten (10) shares of Healthnostics common stock outstanding on the Record Date. We currently anticipate that the Distribution will be effected near the effective date of the registration statement.

      MedBioWeb is currently a wholly owned subsidiary of Healthnostics, a non-reporting public company listed on the Pink Sheets Over The Counter Market and trading under the symbol HNST. As a result of the Distribution, 100% of the outstanding MedBioWeb Shares will be distributed and MedBioWeb will be an independent public company. The MedBioWeb Shares will be distributed by book entry. Instead of stock certificates, each Healthnostics stockholder that is a record holder of Healthnostics shares will receive a statement of such stockholder's book entry account for the MedBioWeb Shares distributed to such stockholder. Account statements reflecting ownership of the MedBioWeb Shares will be mailed shortly after the Distribution Date. MedBioWeb Shares should be credited to accounts with stockbrokers, banks or nominees of Healthnostics stockholders that are not record holders after the effective date of the distribution.

      MedBioWeb was incorporated on April 28, 2006. MedBioWeb's principal executive offices are located at 6701 Democracy Blvd., Suite 300, Bethesda, MD 20817, and our telephone number is (301) 571-9331. MedBioWeb owns and operates the Websites of Healthnostics.

Reasons for the Distribution

      The board of directors and management of Healthnostics believe that the Distribution is in the best interests of Healthnostics stockholders. Healthnostics believes that the Distribution will enhance value for Healthnostics stockholders and give MedBioWeb the financial and operational flexibility to take advantage of potential growth opportunities in the healthcare Internet Portal business.

      Healthnostics' board of directors and management believe that the Distribution will enhance the ability of each of MedBioWeb and Healthnostics to focus on strategic initiatives and new business opportunities; improve cost structures and operating efficiencies; and design equity-based compensation programs targeted to its own performance. In addition, Healthnostics' board of directors expects that the transition to an independent company will heighten the ability to focus more extensively on MedBioWeb's operations, provide MedBioWeb with greater access to capital by allowing the financial community to focus on MedBioWeb, and allow the investment community to measure MedBioWeb's performance relative to its peers.

      The Websites have some important traits that make this business distinct from Healthnostics' overall business strategy with respect to markets, products, capital needs and plans for growth. The Distribution will give MedBioWeb direct access to the capital markets as a stand alone company.

      As part of Healthnostics, these business components competed with Healthnostics overall business for capital to finance expansion and growth opportunities. As a separate entity, MedBioWeb will be free of Healthnostics' capital structure restrictions and should be in a better position to fund the implementation of its business strategy. The Distribution also will enable MedBioWeb to provide its management and employees incentive compensation in the form of equity ownership in MedBioWeb, enhancing MedBioWeb's ability to attract, retain and motivate key employees.

Manner of Effecting the Distribution

      The Distribution will be made on the basis of one MedBioWeb Share for approximately every Ten (10) shares of Healthnostics common stock outstanding on the Record Date. An aggregate of approximately 9,730,530 MedBioWeb Shares will be distributed to MedBioWeb stockholders regardless of the number of shares of Healthnostics common stock outstanding as of the Record Date. The MedBioWeb Shares to be distributed will constitute 100% of the outstanding MedBioWeb Shares. Immediately following the Distribution, MedBioWeb will be an independent public company.

      The MedBioWeb Shares will be fully paid and non-assessable and the holders thereof will not be entitled to preemptive rights. See Description of Securities beginning on page 29.

      Healthnostics will use a book entry system to distribute the MedBioWeb Shares in the Distribution. Following the Distribution, each record holder of Healthnostics stock on the Record Date will receive from the Distribution Agent a statement of the MedBioWeb Shares credited to the stockholder's account. If you are not a record holder of Healthnostics stock because your shares are held on your behalf by your stockbroker or other nominee, your MedBioWeb shares should be credited to your account with your stockbroker or nominee after the effective date of the registration statement. After the Distribution, stockholders may request stock certificates from MedBioWeb's transfer agent instead of participating in the book entry system.

      No fractional MedBioWeb Shares will be issued. If you own a fractional share of Healthnostics common stock as of the Record Date or own a number of Healthnostics shares that is not a multiple of Ten (10), you will receive the next higher whole number of MedBioWeb Shares in the Distribution. If you own less than Ten (10) shares you will receive one MedBioWeb Share.

      No Distribution recipient will be required to pay any cash or other consideration for the MedBioWeb Shares received in the Distribution, or to surrender or exchange Healthnostics shares in order to receive Healthnostics Shares. The Distribution will not affect the number of, or the rights attaching to, outstanding Healthnostics shares. No vote of Healthnostics stockholders is required or sought in connection with the Distribution, and Healthnostics stockholders will have no appraisal rights in connection with the Distribution.

      In order to receive MedBioWeb Shares in the Distribution, Healthnostics stockholders must be stockholders at the close of business on the Record Date.

Results of the Distribution

      After the Distribution, MedBioWeb will be a separate public company operating the Websites. Immediately after the Distribution, MedBioWeb expects to have approximately 4,900 holders of record of MedBioWeb Shares, and approximately 9,730,530 MedBioWeb Shares outstanding, regardless of the number of stockholders of record and outstanding Healthnostics shares as of the Record Date. The Distribution will not affect the number of outstanding Healthnostics shares or any rights of Healthnostics stockholders.

Listing and Trading of MedBioWeb Shares

      Neither MedBioWeb nor Healthnostics makes recommendations on the purchase, retention or sale of shares of Healthnostics common stock or MedBioWeb Shares. You should consult with your own financial advisors, such as your stockbroker, bank or tax advisor.

      If you do decide to purchase or sell any Healthnostics or MedBioWeb shares, you should make sure your stockbroker, bank or other nominee understands whether you want to purchase or sell Healthnostics common stock or MedBioWeb Shares, or both. The following information may be helpful in discussions with your stockbroker, bank or other nominee.

      There is not currently a public market for the MedBioWeb Shares, although a when-issued market may develop prior to completion of the Distribution. When-issued trading refers to a transaction made conditionally because the security has been authorized but is not yet issued or available. Even though when-issued trading may develop, none of these trades would settle prior to the effective date of the Distribution, and if the Distribution does not occur, all when-issued trading will be null and void. On the first trading day following the date of the Distribution, when-issued trading in respect of MedBioWeb Shares will end and regular-way trading will begin. Regular-way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of a transaction. We anticipate that the MedBioWeb Shares will trade on the Over The Counter Bulletin Board under the proposed symbol ____.

      The MedBioWeb Shares distributed to Healthnostics stockholders will be freely transferable, except for (1) MedBioWeb Shares received by persons who may be deemed to be affiliates of MedBioWeb under the Securities Act of 1933, as amended (the Securities Act), and (2) MedBioWeb Shares received by persons who hold restricted shares of Healthnostics common stock. Persons who may be deemed to be affiliates of MedBioWeb after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with MedBioWeb and may include certain directors, officers and significant stockholders of MedBioWeb. Persons who are affiliates of MedBioWeb will be permitted to sell their MedBioWeb Shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act and the provisions of Rule 144 there under.

      There can be no assurance as to whether the MedBioWeb Shares will be actively traded or as to the prices at which the MedBioWeb Shares will trade. Some of the Healthnostics stockholders who receive MedBioWeb Shares may decide that they do not want shares in a company consisting of the Websites and may sell their MedBioWeb Shares following the Distribution. This may delay the development of an orderly trading market in the MedBioWeb Shares for a period of time following the Distribution. Until the MedBioWeb Shares are fully distributed and an orderly market develops, the prices at which the MedBioWeb Shares trade may fluctuate significantly and may be lower than the price that would be expected for a fully distributed issue. Prices for MedBioWeb Shares will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, MedBioWeb's results of operations, what investors think of MedBioWeb, its business operations and the healthcare information industry, the amount of dividends that MedBioWeb pays, changes in economic conditions in the healthcare information industry and general economic and market conditions.

      Following the Distribution, Healthnostics expects that its common stock will continue to be listed and traded on the Pink Sheets Over The Counter Market under the symbol HNST. As a result of the Distribution, the trading price of Healthnostics common stock immediately following the Distribution may be lower than the trading price of Healthnostics common stock immediately prior to the Distribution. Following the distribution, Healthnostics' operating assets will consist of its MedGuardian and DataQual software, its service contracts and related business development operations. This retained business unit represented approximately 60% of Healthnostics' consolidated assets and 10% of Healthnostics' revenues as of and for the year ended December 31, 2005. Further, the combined trading prices of Healthnostics common stock and the MedBioWeb Shares after the Distribution may be less than the trading prices of Healthnostics common stock immediately prior to the Distribution.

      Even though Healthnostics is currently a publicly held company, there can be no assurance as to whether an active trading market for Healthnostics common stock will be maintained after the Distribution or as to the prices at which the Healthnostics common stock will trade. Healthnostics stockholders may sell their Healthnostics common stock following the Distribution. These and other factors may delay or hinder the return to an orderly trading market in the Healthnostics common stock following the Distribution. Whether an active trading market for Healthnostics common stock will be maintained after the Distribution and the prices for Healthnostics common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, Healthnostics' results of operations, what investors think of Healthnostics and its industry, changes in economic conditions in its industries and general economic and market conditions.

      In addition, the stock market often experiences significant price fluctuations that are unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations could have a material adverse impact on the trading price of the MedBioWeb Shares and/or Healthnostics common stock.

Federal Income Tax Consequences of the Distribution

      The following discussion summarizes the material U.S. federal income tax consequences resulting from the Distribution. This discussion is based upon the U.S. federal income tax laws and regulations now in effect and as currently interpreted by courts or the Internal Revenue Service, and do not take into account possible changes in such tax laws or such interpretations, any of which may be applied retroactively.

      The following summary is for general information only and may not be applicable to stockholders who are not citizens or residents of the United States or who are otherwise subject to special treatment under the Code. Each stockholder's individual circumstances may affect the tax consequences of the Distribution to such stockholder. In addition, no information is provided with respect to tax consequences under any applicable foreign, state or local laws. Consequently, each Healthnostics stockholder is advised to consult his own tax advisor as to the specific tax consequences of the Distribution and the affect of possible changes in tax laws.

General

      This Distribution does not qualify as a tax-free distribution under
Section 355 of the Code. The corporate-level tax would be based upon the excess of the fair market value of the MedBioWeb Shares on the Distribution Date, over Healthnostics' adjusted tax basis for such shares on such date. Each Healthnostics stockholder who receives MedBioWeb Shares in the Distribution would generally be treated as receiving a taxable distribution in an amount equal to the fair market value of such shares on the Distribution Date. Stockholders, who are corporations, may be subject to additional special provisions dealing with taxable distributions, such as the dividends received deduction and the extraordinary dividend rules.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF THE DISTRIBUTION TO YOU, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

REASONS FOR FURNISHING THIS DOCUMENT

      This document is being furnished solely to provide information to Healthnostics stockholders who will receive MedBioWeb Shares in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of Healthnostics or MedBioWeb. Neither Healthnostics nor MedBioWeb will update the information contained in this document except in the normal course of their respective public disclosure practices. However, this document will be amended if there is any material change in the terms of the Distribution.

RELATIONSHIP BETWEEN HEALTHNOSTICS AND MEDBIOWEB FOLLOWING THE DISTRIBUTION

      For purposes of governing certain of the ongoing relationships between Healthnostics and MedBioWeb after the Distribution and to provide for an orderly transition to the status of two independent companies, Healthnostics and MedBioWeb have entered or will enter into a Transition Agreement described in this section.

      On or before the Distribution Date, MedBioWeb will have entered into a transition agreement with Healthnostics. This agreement will state that Healthnostics will provide MedBioWeb services in such areas as information management and technology, sharing of office space, personnel and indirect overhead expenses, employee benefits administration, payroll, financial accounting and reporting, claims administration and reporting, and other areas where MedBioWeb may need transitional assistance and support. The administrative services agreement will state generally that Healthnostics will provide MedBioWeb substantially the same level of service and use substantially the same degree of care as Healthnostics' personnel provided and used in providing such services prior to the execution of the agreement. The agreement will extend for a one-year term, but may be extended by mutual consent. Healthnostics will bill MedBioWeb, at cost for services performed or costs incurred on behalf of MedBioWeb. MedBioWeb believes that the terms and conditions of the administrative services agreement are as favorable to MedBioWeb as those available from unrelated parties for a comparable arrangement.

                                  LEGAL MATTERS

      The legality of the issuance of our common stock offered in this prospectus will be passed upon by H. Melville Hicks, Jr., counsel to us. Mr. Hicks address is 551 Fifth Avenue, Suite 1625, New York, NY 10176. His telephone number is (212) 655-5944.

                                     EXPERTS

      The financial statements for the period April 28, 2006 (inception) through June 30, 2006 included in this prospectus have been audited by Bagell, Josephs, Levine and Company, LLP, our independent registered public accounting firm, as stated in its report appearing herein and elsewhere in this Registration Statement, and have been so included in reliance upon the report of this firm given upon their authority as experts in auditing and accounting.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

      No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries, except that H. Melville Hicks, Jr. who will opine as to the legal matters connected with this registration will upon the Distribution own 130,966 shares of the Class A Common Stock by reason of his ownership of 1,309,659 common shares of Healthnostics, Inc. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

      There have been no disagreements regarding accounting and financial disclosure matters with our independent certified public accountants.

                  WHERE YOU CAN FIND MORE AVAILABLE INFORMATION

      We have filed with the SEC a Registration Statement on Form SB-2 (including exhibits) under the Securities Act, with respect to the shares to be sold in this Offering. This prospectus does not contain all the information set forth in the Registration Statement as some portions have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to our Company and the Common Stock offered in this prospectus, reference is made to the Registration Statement, including the exhibits filed thereto, and the financial statements and notes filed as a part thereof. With respect to each such document filed with the SEC as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

--------------------------------------------------------------------------------

      We are obligated to file reports with the SEC pursuant to the Securities Act. The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

                                 MedBioWeb Corp.
                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page

Report of Registered Public Accounting Firm                                  F-1

Balance Sheets at June 30, 2006                                              F-2

Statement of Operations for the period April 28, 2006 (inception) to
June 30, 2006 with cumulative total since inception                          F-4

Statement of Stockholders' Equity for the period April 28, 2006 (inception)
to June 30, 2006                                                             F-5

Statement of Cash Flows for the period April 28, 2006 (inception) to
June 30, 2006 with cumulative total since inception                          F-6

Notes to Financial Statements for the period April 28, 2006 (inception)
to June 30, 2006                                                             F-8

Selected Historical and Pro-forma Financial Information (Unaudited)         F-16

Pro-forma Balance Sheet as of June 30, 2006                                 F-17

Pro-forma Statement of Operations for the Years ended December 31, 2005
and 2004 (Unaudited)                                                        F-18

UnPro-forma Statement of Operations for the six months ended
June 30, 2006 and 2005 (Unaudited)                                          F-19

Notes to the Internally Prepared Pro-forma Financial
Information (Unaudited)                                                     F-20

                                 MEDBIOWEB CORP.
                          (A DEVELOPMENT STAGE COMPANY)
                              FINANCIAL STATEMENTS
           FOR THE PERIOD APRIL 28, 2006 (INCEPTION) TO JUNE 30, 2006
                    (WITH CUMULATIVE TOTALS SINCE INCEPTION)

                                 MEDBIOWEB CORP.
                          (A DEVELOPMENT STAGE COMPANY)
                              FINANCIAL STATEMENTS
           FOR THE PERIOD APRIL 28, 2006 (INCEPTION) TO JUNE 30, 2006
                    (WITH CUMULATIVE TOTALS SINCE INCEPTION)

Index to Audited Financial Statements:                                   Page(s)

  Report of Independent Registered Public Accounting Firm                  1-2

  Balance Sheet as of June 30, 2006                                        3

  Statement of Operations for the Period April 28, 2006 (Inception)
    to June 30, 2006 with Cumulative Totals Since Inception                4

  Statement of Stockholders' Equity for The Period April 28, 2006
    (Inception) to June 30, 2006                                           5

  Statement of Cash Flows for the Period April 28, 2006 (Inception) to
    June 30, 2006 with Cumulative Totals Since Inception                   6

  Notes to Financial Statements                                            7-15

                    BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
                          Certified Public Accountants

                               High Ridge Commons
                                 Suites 400-403
                           200 Haddonfield Berlin Road
                           Gibbsboro, New Jersey 08026
                        (856) 346-2828 Fax (856) 346-2882

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
MedBioWeb Corp.

Bethesda, MD

We have audited the accompanying balance sheet of the medical internet portals business of Healthnostics, Inc. (MedBioWeb Corp., a wholly owned subsidiary of Healthnostics, Inc.) as of June 30, 2006 and the related statements of operations, stockholders' equity, and cash flows for the period April 28, 2006 (inception) to June 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We have conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the medical internet portals business of Healthnostics, Inc. (MedBioWeb Corp., a wholly owned subsidiary of Healthnostics, Inc.) as of June 30, 2006 and the results of its operations, changes in stockholders' equity and cash flows for the period April 28, 2006 (inception) to June 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6, the Company had net losses and negative cash flows from operations for the period April 28, 2006 (inception) to June 30, 2006, and as of that date had negative working capital, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
Certified Public Accountants
Gibbsboro, New Jersey

August 18, 2006

              MEMBER OF:  AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
                          NEW JERSEY SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS PENNSYLVANIA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS FLORIDA STATE BOARD OF ACCOUNTANCY

                                 MEDBIOWEB CORP.
                          (A DEVELOPMENT STAGE COMPANY)
                                  BALANCE SHEET
                                  JUNE 30, 2006

                                     ASSETS

Current Assets:
  Cash and cash equivalents                                           $       1
  Accounts receivable                                                     1,404
                                                                      ---------
    Total current assets                                                  1,405
                                                                      ---------

Other Assets:
  Intangible assets, net                                                151,554
                                                                      ---------
TOTAL ASSETS                                                          $ 152,959
                                                                      =========

                       LIABILITY AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable                                                    $   5,051
  Advances from related party                                            64,677
                                                                      ---------
    Total current liabilities                                            69,728
                                                                      ---------

STOCKHOLDERS' EQUITY

  Preferred stock, $.01 par value; 10,000,000 shares
    authorized, no shares issued and outstanding
  Class A Common stock, $.01 par value; 250,000,000 shares                    1
    authorized, 100 shares issued and outstanding,
  Class B Common stock, $.01 par value; 25,000,000 shares
    authorized, no shares issued and outstanding                             --
  Additional paid-in capital                                            155,250
    (Deficit) accumulated during the development stage                  (72,020)
                                                                      ---------
      Total stockholder' equity                                          83,231
                                                                      ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $ 152,959
                                                                      =========

The accompanying notes are an integral part of these financial statements.

                                 MEDBIOWEB CORP.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF OPERATIONS
           FOR THE PERIOD APRIL 28, 2006 (INCEPTION) TO JUNE 30, 2006
                    (WITH CUMULATIVE TOTALS SINCE INCEPTION)

                                                              CUMULATIVE TOTALS
                                             APRIL 28, 2006     APRIL 28, 2006
                                             (INCEPTION) TO     (INCEPTION) TO
                                              JUNE 30, 2006      JUNE 30, 2006
                                             --------------   -----------------
OPERATING REVENUES

  Website revenue                               $  4,033           $  4,033
                                                --------           --------
    Total revenue                                  4,033              4,033
                                                --------           --------

OPERATING EXPENSES
  Operations                                      39,117             39,117
  General and administrative                      36,936             36,936
                                                --------           --------
    Total Operating Expenses                      76,053             76,053
                                                --------           --------

NET LOSS BEFORE PROVISION
  FOR INCOME TAXES                               (72,020)           (72,020)

  Provision for income taxes                          --                 --
                                                --------           --------

NET LOSS APPLICABLE TO
  COMMON SHARES                                 $(72,020)          $(72,020)
                                                ========           ========

NET LOSS PER BASIC AND
  AND DILUTED SHARES                            $   (720)          $   (720)
                                                ========           ========

WEIGHTED AVERAGE NUMBER
  OF SHARES OUTSTANDING                              100                100
                                                ========           ========

   The accompanying notes are an integral part of these financial statements.

                                 MEDBIOWEB CORP.
                          (A DEVELOPMENT STAGE COMPANY)
                        STATEMENT OF STOCKHOLDERS' EQUITY
           FOR THE PERIOD APRIL 28, 2006 (INCEPTION) TO JUNE 30, 2006

                                                                                                       (Deficit)
                                                                                                      Accumulated
                                                                                      Additional       During The
                                                   Class A        Common Stock         Paid-in         Development
                                                    Shares           Amount            Capital            Stage            Total
                                                   --------       ------------        ----------      ------------         -----
Issuance at inception,
  April 28, 2006                                        100         $       1         $      --         $      --         $       1

Contributed
  capital from intangible asset                                                         155,250                             155,250

Net (loss) for the
  period April 28,
  2006 (inception)
  to June 20, 2006                                                                                        (72,020)          (72,020)
                                                  ---------         ---------         ---------         ---------         ---------
                                                        100         $       1           155,250         $ (72,020)        $  83,231
                                                  =========         =========         =========         =========         =========

   The accompanying notes are an integral part of these financial statements.

                                 MEDBIOWEB CORP.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF CASH FLOWS
           FOR THE PERIOD APRIL 28, 2006 (INCEPTION) TO JUNE 30, 2006
                    (WITH CUMULATIVE TOTALS SINCE INCEPTION)

                                                               CUMULATIVE TOTALS
                                           APRIL 28, 2006       APRIL 28, 2006
                                            (INCEPTION) TO      (INCEPTION) TO
                                            JUNE 30, 2006        JUNE 30, 2006
                                           ---------------      ----------------
CASH FLOWS FROM OPERATING
  ACTIVITIES
    Net (loss):                               $(72,020)             $(72,020)
  Adjustments to reconcile net
    (loss) to net cash (used in)
    operating activities:
  Amortization                                   3,696                 3,696
  Changes in assets and liabilities:
    Increase in accounts receivable             (1,404)               (1,404)
    Increase in accounts payable                 5,051                 5,051
                                              --------              --------
    Net cash (used in) operating
      activities                               (64,677)              (64,677)
                                              --------              --------

CASH FLOWS FROM FINANCING
  ACTIVITIES
    Advances from related party                 64,677                64,677
    Common Stock                                     1                     1
                                              --------              --------
  Net cash provided by financing
    activities                                  64,678                64,678
                                              --------              --------

NET INCREASE IN CASH AND
  CASH EQUIVALENTS                                   1                     1

CASH AND CASH EQUIVALENTS -
  BEGINNING OF PERIOD                               --                    --
                                              --------              --------
CASH AND CASH EQUIVALENTS -
  END OF PERIOD                               $      1              $      1
                                              ========              ========

SUPPLEMENTAL SCHEDULE OF
  CASH FLOW INFORMATION

  Cash paid during the period for:
    Interest                                  $     --              $     --
                                              ========              ========
    Income taxes                              $     --              $     --
                                              ========              ========

SUPPLEMENTAL DISCLOSURE OF
  NONCASH INVESTING AND
  FINANCING ACTIVITIES

Capital contributed for
  intangible asset                            $155,250              $155,250
                                              ========              ========

   The accompanying notes are an integral part of these financial statements.

                                 MEDBIOWEB CORP.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
           FOR THE PERIOD APRIL 28, 2006 (INCEPTION) TO JUNE 30, 2006
                    (WITH CUMULATIVE TOTALS SINCE INCEPTION)

NOTE 1 - NATURE OF BUSINESS

      Organization

      MedBioWeb Corp. ("MedBioWeb" or the "Company"), was incorporated in Delaware on April 28, 2006 as a wholly owned subsidiary of Healthnostics, Inc. ("Healthnostics"). On May 26, 2006, the Board of Directors of Healthnostics resolved to pursue the separation of its Medical Internet Portals, Medbioworld.com and Familymedicalnet.com from its current operations and create a new publicly owned company through the spin-off of MedBioWeb to its shareholders. MedBioWeb began operations after Healthnostics transferred ownership of its Medbioworld.com and Familymedicalnet.com portal websites (the "Websites") to MedBioWeb upon its incorporation.

NOTE 2-  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Use of Estimates

      Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Development Stage Company

      The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises". The Company has devoted substantially all of its efforts to business planning and development. Additionally, the Company has allocated a substantial portion of their time and investment in bringing their product to the market, and the raising of capital.

                                 MEDBIOWEB CORP.
                          (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
           FOR THE PERIOD APRIL 28, 2006 (INCEPTION) TO JUNE 30, 2006
                    (WITH CUMULATIVE TOTALS SINCE INCEPTION)

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Cash and Cash Equivalents

      For financial statement presentation purposes, the Company considers short-term, highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. There were no cash equivalents at June 30, 2006.

      The Company maintains cash and cash equivalent balances at financial institutions that are insured by the Federal Deposit Insurance Corporation up to $100,000. There were no uninsured cash balances at June 30, 2006.

      Accounts Receivable

      The Company conducts business and extends credit based on an evaluation of its customers' financial condition, generally without requiring collateral. Exposure to losses on receivables is expected to vary by customer due to the financial condition of each customer. The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances.

      Revenue Recognition

      The Company's revenue recognition policies are in compliance with American Institute of Certified Public Accountants Statements of Position 97-2, 98-4, and 98-9, Software Revenue Recognition.

      Revenue is derived from the Company's websites through advertising and fees generated from copyrighted publication distribution. Advertising revenues is generated through pay-per-click keyword advertising. When a user searches sponsored keywords, an advertiser's Website is displayed in a premium position and identified as a sponsored result to the search. Generally, the Company does not contract directly with advertisers, but rather, obtains those advertisers through the efforts of a third party that locates advertisers seeking to display sponsored links in our product. The third party is obligated to pay the Company a portion of the revenue it receives from advertisers, as compensation for the Company's sale of promotional space on its Internet properties. Amounts received from such third parties are reflected as revenue on the accompanying statement of operations in the period in which such advertising services were provided.

                                 MEDBIOWEB CORP.
                          (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
           FOR THE PERIOD APRIL 28, 2006 (INCEPTION) TO JUNE 30, 2006
                    (WITH CUMULATIVE TOTALS SINCE INCEPTION)

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Fair Value of Financial Instruments

      The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts receivable, accounts payable, and advances from related party approximate fair value because of the immediate or short-term maturity of these financial instruments.

      Income Taxes

      The provision for income taxes includes the tax effects of transactions reported in the financial statements. Deferred taxes would be recognized for differences between the basis for assets and liabilities for financial statement and income tax purposes. The major difference relates to the net operating loss carryforwards generated by sustaining deficits during the development stage.

      Intangible Assets

      Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may be impaired or have a finite useful life in accordance with Statement of Financial Accounting Standards Number 142, "Goodwill and Other Intangible Assets." When required, and at a minimum annually, impairment losses on intangible assets are recognized based on the excess of the assets carrying amount and fair value of the intangible asset and are reported at the lower of carrying amount or fair value.

      The Company accounts for intangible assets with estimable useful lives in accordance with SFAS No. 142. Intangible assets, which consist the of websites, are amortized over their estimated useful lives of 7 years.

      (Loss) Per Share of Common Stock

      Historical net (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share
      (EPS) include additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so

                                 MEDBIOWEB CORP.
                          (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
           FOR THE PERIOD APRIL 28, 2006 (INCEPTION) TO JUNE 30, 2006
                    (WITH CUMULATIVE TOTALS SINCE INCEPTION)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      (Loss) Per Share of Common Stock (Continued)

      would be antidilutive for the period presented.

      The following is a reconciliation of the computation for basic and diluted
      EPS:


                                                                 June 30,
                                                                   2006
                                                                 --------
      Net Loss                                                   $ (72,020)
                                                                 =========

      Weighted-average common shares                                   100
        outstanding (basic)

      Weighted-average common stock
        equivalents:
          Stock options and warrants                                     0
                                                                 ---------
      Weighted-average common shares
        outstanding (diluted)                                          100
                                                                 =========

      There were no common stock equivalents at June 30, 2006.

      Recent Accounting Pronouncements

      In December 2004, the FASB issued Financial Accounting Standards No. 123 (revised 2004) (FAS 123R), "Share-Based Payment, " FAS 123R replaces FAS No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." FAS 123R requires compensation expense, measured as the fair value at the grant date, related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides service in exchange for the award. The Company intends to adopt FAS 123R using the "modified prospective" transition method as defined in FAS 123R. The adoption of FAS 123R did not have a material impact on the Company's financial position or results of operations.

                                 MEDBIOWEB CORP.
                          (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
           FOR THE PERIOD APRIL 28, 2006 (INCEPTION) TO JUNE 30, 2006
                    (WITH CUMULATIVE TOTALS SINCE INCEPTION)

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Recent Accounting Pronouncements (Continued)

      On December 16, 2004, FASB issued Financial Accounting Standards No. 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions ("FAS 153"). This statement amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under FAS 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. FAS 153 is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005. The adoption of FAS 153 did not have a material impact on the Company's financial position or results of operations.

      In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections." SFAS No. 154 replaces Accounting Principles Board ("APB") Opinion No. 20, "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements." SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable. APB No. 20 previously required that most voluntary changes in accounting principle be recognized by including the cumulative effect of changing to the new accounting principle in net income in the period of the change. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 did not have a material impact on the Company's financial position or results of operations.

      In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140." SFAS No. 155 resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interests in Securitized Financial Assets," and permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate

                                 MEDBIOWEB CORP.
                          (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
           FOR THE PERIOD APRIL 28, 2006 (INCEPTION) TO JUNE 30, 2006
                    (WITH CUMULATIVE TOTALS SINCE INCEPTION)

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Recent Accounting Pronouncements (Continued)

      interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. The adoption of FAS 155 is not anticipated to have a material impact on the Company's financial position or results of operations.

      In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140." SFAS No. 156 requires an entity to recognize a servicing asset or liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract under a transfer of the servicer's financial assets that meets the requirements for sale accounting, a transfer of the servicer's financial assets to a qualified special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale or trading securities in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates.

      Additionally, SFAS No. 156 requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, permits an entity to choose either the use of an amortization or fair value method for subsequent measurements, permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights and requires separate presentation of servicing assets and liabilities subsequently measured at fair value and additional disclosures for all separately recognized servicing assets and liabilities. SFAS No. 156 is effective for transactions entered into after the beginning of the first fiscal year that begins after September 15, 2006. The adoption of FAS 156 is not anticipated to have a material impact on the

                                 MEDBIOWEB CORP.
                          (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
           FOR THE PERIOD APRIL 28, 2006 (INCEPTION) TO JUNE 30, 2006
                    (WITH CUMULATIVE TOTALS SINCE INCEPTION)

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Recent Accounting Pronouncements (Continued)

      Company's financial position or results of operations.

NOTE 3- ADVANCES FROM RELATED PARTY

      Represents non-interest bearing working capital advances due on demand from the Company's parent, Healthnostics.

NOTE 4- STOCKHOLDERS' EQUITY

      Common Stock

      The Company incorporated under the laws of the State of Delaware on April 28, 2006. In accordance with its Certificate of Incorporation, the Company has authorized: 250,000,000 Class A Common Shares, par value $.01 and 25,000,000 Class B Common Shares, $.01 par value.

      Class A Common Stock

      Class A Common Stock consisted of 100 shares issued and outstanding at June 30, 2006.

      Each holder of Class Common Stock is entitled to receive ratably dividends, if any as may be declared by the Board of Directors out of funds legally available for the payment of dividends.

      Class B Common Stock

      Class B Common Stock consists of 25,000,000 authorized with $.01 par value. Class B Common Stock has voting rights of 100 to 1 with respect to Class A Common Stock. A holder of Class B Common Stock has the right

                                 MEDBIOWEB CORP.
                          (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
           FOR THE PERIOD APRIL 28, 2006 (INCEPTION) TO JUNE 30, 2006
                    (WITH CUMULATIVE TOTALS SINCE INCEPTION)

NOTE 4- STOCKHOLDERS' EQUITY (CONTINUED)

      Class B Common Stock (Continued)

      to convert each share of Class B Common Stock into one share of Class A Common Stock. Upon dissolution, or winding-up, holders of Class B Common Stock will be entitled to receive distributions. As of June 30, 2006 there were no shares of Class B Common Stock issued or outstanding.

      Preferred Stock

      Preferred Stock consists of 10,000,000 authorized with $.01 par value. At June 30, 2006 there were no shares of Preferred Stock issued or outstanding.

NOTE 5- PROVISION FOR INCOME TAXES

      Deferred income taxes will be determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company's assets and liabilities. Deferred income taxes will be measured based on the tax rates expected to be in effect when the temporary differences are included in the Company's tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

      At June 30, 2006, the deferred tax asset approximated the following:

      Deferred tax asset                                        $  24,500
      Less:  valuation allowance                                  (24,500)
                                                                ---------
      Net deferred tax asset                                    $      --
                                                                =========

      At June 30, 2006, the Company had an accumulated deficit in the amount of $72,020, available to offset future taxable income through 2025. The Company established a valuation allowance equal to the full amount of the deferred tax asset due to the uncertainty of the utilization of the operating losses in future periods.

                                 MEDBIOWEB CORP.
                          (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
           FOR THE PERIOD APRIL 28, 2006 (INCEPTION) TO JUNE 30, 2006
                    (WITH CUMULATIVE TOTALS SINCE INCEPTION)

NOTE 6- GOING CONCERN

      As shown in the accompanying financial statements, as is typical of companies going through the development stage, the Company incurred a net loss for the period April 28, 2006 (Inception) through June 30, 2006. The Company is currently in the development stage, and there is no guarantee whether the Company will be able to generate enough revenue and/or raise capital to support current operations and generate anticipated sales. This raises substantial doubt about the Company's ability to continue as a going concern. Management believes that the Company's capital requirements will depend on many factors including the success of the Company's product development and marketing efforts.

      The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 7- OPEN RELATED PARTY TRANSACTIONS

      Healthnostics, Inc., the parent company of MedBioWeb contributed $155,250 in the form of an intangible asset (the Websites) to the Company. Additionally, Healthnostics provided $ 20,482 of administrative expenses to the Company.

          NOTES TO CONDENSED UNAUDITED PRO FORMA FINANCIAL INFORMATION

      The following unaudited pro forma condensed statements of operations for the six months ended June 30, 2006 and 2005 and for the years ended December 31, 2005 and 2004, and the unaudited pro forma condensed balance sheet at June 30, 2006 have been prepared internally and present the results of operations and financial position of MedBioWeb Corp., assuming that the transactions contemplated by the spin-off had been completed as of the beginning of 2004 and the Company had been in existence with respect to the pro forma income statements for the six months ended June 30, 2006 and 2005 and for the years ended December 31, 2005 and 2004, and as of June 30, 2006 with respect to the pro forma balance sheet. The pro forma adjustments give effect to a spin-off transaction whereby shareholders of the Company's parent, Healthnostics, Inc., will receive a pro-rata distribution of the Company's shares in the form of a taxable dividend. In the opinion of management, they include all material adjustments necessary to reflect, on a pro forma basis, the impact of transactions contemplated by the spin-off on the historical financial information presented.

      The pro forma financial information is presented for informational purposes and does not purport to represent what our financial position and our results of operations actually would have been had the separation and related transactions occurred on the dates indicated. Actual results might have differed from pro forma results if MedBioWeb had operated independently. The pro forma financial information should not be relied upon as being indicative of results MedBioWeb would have had or of future results after the spin-off. The historical selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and notes thereto included elsewhere in this prospectus.

                             PRO FORMA BALANCE SHEET
                                   (UNAUDITED)
                                AT JUNE 30, 2006

                                     ASSETS

                                                                                                       Pro forma
                                                                                       As Stated       Adjustments        Pro forma
                                                                                       ---------       -----------        ---------
Current Assets
  Cash and cash equivalents                                                            $       1          $    --         $       1
  Accounts receivable                                                                      1,404               --             1,404
                                                                                       ---------          -------         ---------
    Total current assets                                                                   1,405               --             1,405
                                                                                       ---------          -------         ---------

Other Assets
Intangible Assets, net                                                                   151,554               --           151,554
                                                                                       ---------          -------         ---------
    Total other assets                                                                   151,554               --           151,554
                                                                                       ---------          -------         ---------

TOTAL ASSETS                                                                           $ 152,959          $    --         $ 152,959
                                                                                       =========          =======         =========

                  LIABILITY AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
  Accounts payable                                                                     $   5,051          $    --         $   5,051
  Advances from related party                                                             64,677           43,872           108,549
                                                                                       ---------          -------         ---------
    Total current liabilities                                                             69,728           43,872           113,600
                                                                                       ---------          -------         ---------

Shareholders' equity (deficit)                                                                --               --                --
Preferred stock, $.01 par value, 10,000,000
  shares authorized, no shares issued and outstanding
  at June 30, 2006

  Class A Common stock, $.01 par value, 250,000,000
  shares authorized,                                                                          --               --                --
  100 issued and outstanding,                                                                  1               --                 1
  Class B Common stock, $.01 par value, 25,000,000
  shares authorized, no shares issued and outstanding                                         --               --                --

Additional paid-in capital                                                               155,250               --           155,250

Deficit accumulated during the development stage                                         (72,020)         (43,872)         (115,892)
                                                                                       ---------          -------         ---------
     Total shareholders' equity (deficit)                                                 83,231          (43,872)           39,359
                                                                                       ---------          -------         ---------

      Total liabilities and shareholders' equity (deficit)                             $ 152,959               $-         $ 152,959
                                                                                       =========          =======         =========

          See accompanying notes to the Internally Prepared Unaudited
                        Pro Forma Financial Information

                                         PRO FORMA STATEMENT OF OPERATIONS
                                                    (UNAUDITED)
                                      YEARS ENDED DECEMBER 31, 2005 AND 2004

                                          Dec. 31,       Pro forma                       Dec. 31,        Pro forma
                                            2005        Adjustments      Pro forma         2005         Adjustments      Pro forma
                                        -----------     -----------     -----------     -----------     -----------     -----------
OPERATING REVENUES
  Software sales                        $        --     $        --     $        --     $        --     $        --     $        --
  Website revenue                            11,594              --          11,594          13,211              --          13,211
  Web Technology License                     80,000              --          80,000              --              --              --
                                                                        -----------     -----------     -----------     -----------
    Total revenue                            91,594              --          91,594          13,211              --          13,211
                                        -----------     -----------     -----------     -----------     -----------     -----------
OPERATING EXPENSES
  Operations                                188,157              --         188,157          88,140              --          88,140
  General, selling and
    administrative                           92,184          43,872         136,056          42,883          43,872          86,755
                                        -----------     -----------     -----------     -----------     -----------     -----------
    Total Operating Expenses                280,341          43,872         324,213         131,023          43,872         174,895
                                        -----------     -----------     -----------     -----------     -----------     -----------
NET LOSS BEFORE PROVISION
FOR INCOME TAXES                           (188,747)        (43,872)       (232,619)       (117,812)        (43,872)        161,684)
Provision for income taxes                       --              --              --              --              --              --

NET LOSS APPLICABLE
  TO COMMON SHARES                      $  (188,747)    $   (43,872)    $  (232,619)    $  (117,812)    $   (43,872)    $  (161,684)
                                        ===========     ===========     ===========     ===========     ===========     ===========
NET LOSS PER BASIC
  AND DILUTED SHARES                    $     (0.02)    $        --     $     (0.02)    $     (0.01)    $        --     $     (0.02)
                                        ===========     ===========     ===========     ===========     ===========     ===========

WEIGHTED AVERAGE NUMBER
  OF SHARES OUTSTANDING                   9,730,530                       9,730,530       9,730,530                       9,730,530
                                        ===========     ===========     ===========     ===========     ===========     ===========

          See accompanying notes to the Internally Prepared Unaudited
                        Pro Forma Financial Information

                        PRO FORMA STATEMENT OF OPERATIONS
                                   (UNAUDITED)
                     SIX MONTHS ENDED JUNE 30, 2006 AND 2005

                                          June 30,       Pro forma                       June 30,        Pro forma
                                            2006        Adjustments      Pro forma         2005         Adjustments      Pro forma
                                        -----------     -----------     -----------     -----------     -----------     -----------
OPERATING REVENUES
Software sales                          $        --     $        --     $        --     $        --     $        --     $        --
Website revenue                               8,843              --           8,843           6,473              --           6,473
Web Technology License                           --              --              --              --
                                        -----------     -----------     -----------     -----------     -----------     -----------
Total revenue                                 8,843              --           8,843           6,473              --           6,473
                                        -----------     -----------     -----------     -----------     -----------     -----------

OPERATING EXPENSES

Operations                                   88,924              --          88,924          90,297              --          90,297
General, selling and administrative          57,478          43,872         101,350          49,546          43,872          93,418
                                        -----------     -----------     -----------     -----------     -----------     -----------
Total Operating Expenses                    146,402          43,872         190,274         139,843          43,872         183,715
                                        -----------     -----------     -----------     -----------     -----------     -----------

NET LOSS BEFORE PROVISION FOR
  INCOME TAXES                             (137,559)        (43,872)       (181,431)       (133,370)        (43,872)       (177,242)
Provision for income taxes                       --              --              --              --              --              --
                                        -----------     -----------     -----------     -----------     -----------     -----------

NET LOSS APPLICABLE TO COMMON SHARES    $  (137,559)    $   (43,872)    $  (181,431)    $  (133,370)    $   (43,872)    $  (177,242)
                                        ===========     ===========     ===========     ===========     ===========     ===========

NET LOSS PER BASIC AND DILUTED SHARES   $      0.01     $        --     $      0.02     $      0.01     $        --     $      0.02
                                        ===========     ===========     ===========     ===========     ===========     ===========

WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING                        9,730,530              --       9,730,530       9,730,530              --       9,730,530
                                        ===========     ===========     ===========     ===========     ===========     ===========

          See accompanying notes to the Internally Prepared Unaudited
                        Pro Forma Financial Information

   NOTES TO THE INTERNALLY PREPARED UNAUDITED PRO FORMA FINANCIAL INFORMATION

NOTE 1-

      The historical pro forma financial statements of MedBioWeb Corp. reflect periods prior to April 28, 2006 (inception) of during which MedBioWeb did not operate as a separate, independent public company. Certain estimates, assumptions and allocations were made in preparing such financial statements. Therefore, the historical financial statements do not necessarily reflect the results of operations or financial position that would have occurred had MedBioWeb been a separate, independent public company during the periods presented, nor are they indicative of future performance. Management believes that the estimates, assumptions and allocations made in preparing the historical financial statements are reasonable.

NOTE 2-

      The pro forma unaudited balance sheet was prepared assuming the distribution occurred on June 30, 2006 and includes "Pro Forma Adjustments" for transactions that occurred subsequent to June 30, 2006 consisting of $ 43,872 in administrative, registration, legal, printing and associated costs

NOTE 3-

      The pro forma unaudited statements of operations for the years ended December 31, 2005 and 2004 and for the six months ended June 30, 2006 and 2005 were prepared assuming the distribution occurred on January 1, 2004 and includes "Pro Forma Adjustments" for transactions that would have occurred subsequent to January 1, 2004 as follows:

      All expenses that directly relate to the operations of the Websites and allocations of corporate, general and administrative expenses are, in the opinion of management reasonable estimates had the Company operated as a stand-alone public company for the periods included.

NOTE 4-

      The number of shares of MedBioWeb common stock used in the computation of basic and diluted net income per share was 9,730,530 for the six months ended June 30, 2006 and 2005, and the years ended December 31, 2005 and 2004, based on the number of shares expected to be issued upon the distribution of MedBioWeb to Healthnostics shareholders. Since the Company is in a net loss position, all common stock equivalents are considered anti-dilutive and are therefore not included in the calculation of earnings per share.

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      MedBioWeb's bylaws provide that it has the power to indemnify any officer or director against damages if such person acted in good faith and in a manner the person reasonably believed to be in the best interests of MedBioWeb. No indemnification may be made (i) if a person is adjudged liable unless a Court determines that such person is entitled to such indemnification, (ii) with respect to amounts paid in settlement without court approval or (iii) expenses incurred in defending any action without court approval.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. Healthnostics, Inc. will pay all expenses in connection with this offering.

      Securities and Exchange Commission Registration Fee           $      --
      Printing and Engraving Expenses                               $      --
      Accounting Fees and Expenses                                  $      --
      Legal Fees and Expenses                                       $      --
      Miscellaneous                                                 $      --
                                                                    ---------

      TOTAL                                                         $      --
                                                                    =========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

      At inception on April 28, 2006, the Company issued 100 shares of its Class A Common Stock, par value $.01 to its parent Healthnostics, Inc.

      We relied upon the exemption provided in Section 4(2) of the Securities Act, which covers "transactions by an issuer not involving any public offering," to issue securities discussed above without registration under the Securities Act of 1933. MedBioWeb made a determination in each case that the person to whom the securities were issued did not need the protections that registration would afford. The certificates representing the securities issued displayed a restrictive legend to prevent transfer except in compliance with applicable laws, and our transfer agent was instructed not to permit transfers unless directed to do so by MedBioWeb, after approval by our legal counsel. MedBioWeb believes that the investor, our parent and founder, to whom securities were issued had such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment.

ITEM 27. EXHIBITS

No.                Description
---                -----------

3.1                Certificate of Incorporation of MedBioWeb Corp.

3.2                By-laws of MedBioWeb Corp.

5.1                Opinion of H. Melville Hicks, Jr.

23.1               Consent of Bagell, Josephs, Levine & Company, LLC

23.2               Consent of H. Melville Hicks, Jr.

ITEM 28. UNDERTAKINGS

      The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "Act");

      (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

      (iii) Include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remains unsold at the end of the offering.

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on September 19, 2006.

                                      MEDBIOWEB CORP.

                                      By: /s/ Alan W. Grofe
                                          -----------------------
                                      Name: Alan W. Grofe
                                      Title: President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                     TITLE                            DATE

/s/ Michael J. Black         Chairman of the Board,          September 19, 2006
-----------------------      Chief Financial Officer and
Michael J. Black             Chief Accounting Officer

/s/ Alan W. Grofe            President (Principal            September 19, 2006
-----------------------      Executive Officer)
Alan W. Grofe